                                                   Pursuant to Rule 424(b)(5)
                                                   Registration No. - 333-18259

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 8, 1997)

                               5,000,000 SHARES
               [LOGO OF COLONIAL PROPERTIES TRUST APPEARS HERE]
            8 3/4% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES
                          (PAR VALUE $.01 PER SHARE)
                   (LIQUIDATION PREFERENCE $25.00 PER SHARE)

                               ---------------

  Dividends on the 8 3/4% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share (the "Series A Preferred Shares"), of Colonial Properties Trust (the "Company"), an Alabama real estate investment trust ("REIT"), offered hereby (the "Offering"), will be cumulative from the date of original issue and will be payable quarterly on or about the last day of March, June, September and December of each year, commencing December 31, 1997, at the rate of 8 3/4% of the $25.00 liquidation preference per annum (equivalent to a fixed annual rate of $2.1875 per share). See "Description of Series A Preferred Shares--Dividends."

  The Series A Preferred Shares are not redeemable prior to November 6, 2002. On or after November 6, 2002, the Series A Preferred Shares may be redeemed for cash at the option of the Company, in whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date. The redemption price (other than the portion consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital stock of the Company, which may include other series of the Company's preferred shares of beneficial interest, $.01 par value per share (the "Preferred Shares"), and from no other source. The Series A Preferred Shares have no stated maturity date and will not be subject to any sinking fund or mandatory redemption and will not be convertible.

  Application will be made to list the Series A Preferred Shares on the New York Stock Exchange ("NYSE"). If such application is approved, trading of the Series A Preferred Shares on the NYSE is expected to commence within a 30-day period after the date hereof. While the Underwriters have advised the Company that they intend to make a market in the Series A Preferred Shares prior to commencement of trading on the NYSE, they are under no obligation to do so, and no assurance can be given that a market for the Series A Preferred Shares will exist prior to commencement of trading. See "Underwriting."

  In order to assist the Company in maintaining its qualification as a REIT for federal income tax purposes, ownership by any person of more than 9.8% in value of the Series A Preferred Shares is restricted in the Company's Declaration of Trust. See "Description of Series A Preferred Shares-- Restrictions on Ownership."

                               ---------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                PRICE TO           UNDERWRITING       PROCEEDS TO
                                                PUBLIC(1)       COMMISSIONS(2)(3)      COMPANY(3)
--------------------------------------------------------------------------------------------------
Per Share..................................      $25.00               $.7875             $25.00
--------------------------------------------------------------------------------------------------
Total(4)...................................   $125,000,000          $3,937,500        $125,000,000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Plus accrued dividends, if any, from the date of original issue.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Colonial Realty Limited Partnership will pay the underwriting commissions and the expenses of the Offering estimated at $250,000. Accordingly, Colonial Properties Trust will receive the entire proceeds of the Offering.
(4) The Company has granted to the several Underwriters an option to purchase up to an additional 750,000 Series A Preferred Shares, solely to cover over-allotments, if any. If all of such shares are purchased, the total Price to Public, Underwriting Commissions and Proceeds to Company will be $143,750,000, $4,528,125, and $143,750,000, respectively. See
    "Underwriting."

                               ---------------

  The Series A Preferred Shares are offered severally by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the certificates evidencing the Series A Preferred Shares will be made in New York, New York on or about November 6, 1997.

                               ---------------
MERRILL LYNCH & CO.
             LEHMAN BROTHERS
                            MORGAN STANLEY DEAN WITTER
                                                              SMITH BARNEY INC.
                               ---------------
          The date of this Prospectus Supplement is November 3, 1997.

 Property Sites and Targeted Expansion Markets


               [MAP OF SOUTHEASTERN UNITED STATES APPEARS HERE]

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SERIES A PREFERRED SHARES, INCLUDING EXERCISING THE OVER-ALLOTMENT OPTION, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS, AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated herein and therein by reference. Unless indicated otherwise, the information contained in this Prospectus Supplement assumes that the Underwriters' over-allotment option is not exercised. As used herein, the term "Company" includes Colonial Properties Trust, an Alabama REIT, and one or more of its subsidiaries (including Colonial Properties Holding Company, Inc. ("CPHC"), Colonial Realty Limited Partnership (the "Operating Partnership"), Colonial Properties Services Limited Partnership (the "Management Partnership"), Colonial Properties Services, Inc. (the "Management Corporation")) and, where appropriate, Colonial Properties, Inc., the Company's predecessor entity, or, as the context may require, Colonial Properties Trust only or the Operating Partnership only.

                                  THE COMPANY

  The Company is one of the largest developers, owners and operators of multifamily, retail and office properties in the southern United States. The Company or its predecessors have been engaged in the multifamily, retail and office property business for over 27 years. The Company is a fully-integrated real estate company, whose activities include ownership of a diversified portfolio of 85 properties located in Alabama, Florida, Georgia, Mississippi and South Carolina, development of new properties, acquisitions of existing properties and build-to-suit development. The Company is a self-administered equity REIT that owns 47 garden-style multifamily apartment communities containing a total of 15,727 apartment units (the "Multifamily Properties"), 25 retail properties (including six regional malls, two "power centers" and 17 neighborhood shopping centers) containing a total of approximately 7.3 million square feet of retail space (the "Retail Properties"), 13 office properties containing a total of approximately 1.9 million square feet of office space (the "Office Properties") and parcels of land adjacent to or near certain of these properties (the "Land"). (The Multifamily Properties, the Retail Properties, the Office Properties and the Land are referred to collectively as the "Properties").

  The Company, through CPHC, is the sole general partner of, and holds approximately 69.4% of the units of limited partnership interest (the "OP Units") in, the Operating Partnership. (The Company intends to dissolve CPHC during the first half of 1998 and thereby become the direct general partner of the Operating Partnership.) The Operating Partnership owns, directly or indirectly, all of the Properties (or interests therein). The Company conducts all of its business through CPHC, the Operating Partnership and the Company's two management subsidiaries, which provide management services for the Company's Properties and for properties owned by third parties. As sole general partner of the Operating Partnership, the Company, through CPHC, generally has the exclusive power to manage and conduct the business of the Operating Partnership.

  The following tables set forth certain information with respect to the
Properties:

                             SUMMARY OF PROPERTIES

                                                               PERCENT OF
                                                   TOTAL NINE  TOTAL NINE   PERCENTAGE
                                                  MONTHS 1997  MONTHS 1997 OCCUPANCY AT
                           NUMBER OF   UNITS/GLA/   PROPERTY    PROPERTY   SEPTEMBER 30,
    TYPE OF PROPERTY     PROPERTIES(1)  NRA (2)    REVENUE(3)  REVENUE(3)     1997(4)
    ----------------     ------------- ---------- ------------ ----------- -------------
Multifamily.............       47         15,727  $ 70,568,000     54.7%       96.4%
Retail..................       25      7,321,000    47,641,000     36.4%       92.1%
Office..................       13      1,859,000    11,691,000      8.9%       97.0%
                              ---                 ------------    -----
  Total.................       85                 $129,900,000    100.0%
                              ===                 ============    =====

--------
(1) Includes Lakewood Plaza, a Retail Property acquired by the Company on October 14, 1997 ("Lakewood Plaza"), and Colonial Village at Caledon Wood, a Multifamily Property acquired by the Company on October 31, 1997 ("Caledon Wood").

(2) Units refers to multifamily apartment units, GLA refers to gross leasable area of retail space and NRA refers to net rentable area of office space.
(3) Excludes Lakewood Plaza and Caledon Wood, and includes two multifamily properties and one office property disposed of by the Company during the nine months ended September 30, 1997 in connection with like-kind exchanges (the "Exchanged Properties").
(4) Excludes Lakewood Plaza, Caledon Wood and the Exchanged Properties.

                                                                     PERCENT OF
                                                         TOTAL NINE  TOTAL NINE
                                                        MONTHS 1997  MONTHS 1997
                                            NUMBER OF     PROPERTY    PROPERTY
      LOCATION OF PROPERTY BY STATE       PROPERTIES(1)  REVENUE(2)  REVENUE(2)
      -----------------------------       ------------- ------------ -----------
Alabama..................................       45      $ 65,348,000     50.3%
Florida..................................       25        37,617,000     29.0%
Georgia..................................       12        21,618,000     16.6%
Mississippi..............................        1           420,000      0.3%
South Carolina...........................        2         4,897,000      3.8%
                                               ---      ------------    -----
                                                85      $129,900,000    100.0%
                                               ===      ============    =====

--------
(1) Includes Lakewood Plaza and Caledon Wood.
(2) Excludes Lakewood Plaza and Caledon Wood, and includes the Exchanged Properties.

  The Company's experienced staff of approximately 660 employees provides a full range of real estate services from its headquarters in Birmingham, Alabama and from six regional offices located in the Mobile, Huntsville and Montgomery, Alabama, Orlando and Tampa, Florida, and Atlanta, Georgia metropolitan areas.

  The Company is an Alabama REIT that was formed in July 1993. The principal executive offices of the Company are located at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, and its telephone number is (205) 250-8700.

                               BUSINESS STRATEGY

  The Company's primary business objective is to generate stable and increasing cash flow and portfolio value through a strategy of (i) realizing growth in income from its existing portfolio of properties, (ii) developing, expanding and selectively acquiring additional multifamily, retail and office properties in mid-sized growth markets located in the southern United States where the Company has first-hand knowledge of growth patterns and local economic conditions and generally has a competitive advantage due to its size and access to lower-cost capital, (iii) managing its own properties, which has enabled it to better control operating expenses and establish long-term relationships with its retail and office tenants and (iv) employing a comprehensive capital maintenance program to maintain properties in first-class condition.

                               FINANCING STRATEGY

  The Company seeks to maintain a well-balanced, conservative, and flexible capital structure by: (i) targeting a ratio of long-term debt to total market capitalization in the range of 30% to 45%; (ii) extending and sequencing the maturity dates of its debt; (iii) borrowing primarily at fixed rates; (iv) generally pursuing current and future long-term debt financings and refinancings on an unsecured basis; (v) maintaining conservative debt service and fixed charge coverage ratios; and (vi) maintaining a conservative dividend payout ratio. The Company believes that these strategies have enabled and should continue to enable it to access the debt and equity capital markets to fund debt refinancings and the acquisition and development of additional properties. The Company has demonstrated its ability to access the equity and debt markets to finance the activities of the Company through public offerings of Common Shares (in May 1995, January 1996, January 1997 and July 1997) and unsecured notes (in July 1996, December 1996, and January, July, August and September of 1997) which generated aggregate net proceeds of $625.5 million. It is the Company's policy that it shall not incur indebtedness other than short-term trade, employee compensation, dividends payable or similar indebtedness that will be paid in the ordinary course of business, and that indebtedness shall instead be incurred by the Operating Partnership to the extent necessary to fund the business activities conducted by the Operating Partnership.

                                  THE OFFERING

Securities Offered............  5,000,000 Series A Preferred Shares.

Use of Proceeds...............  The proceeds from the Offering will be used by the Company to purchase preferred units in the Operating Partnership, the economic terms of which will be substantially identical to the Series A Preferred Shares. The Operating Partnership will be required to make all required distributions on the preferred units (which will mirror the payment of dividends, including accrued and unpaid dividends upon redemption, and the liquidation preference on the Series A Preferred Shares) prior to any distribution of cash or assets to other holders of OP Units, except for any other preferred units having equal ranking as to distributions or liquidation rights. The Operating Partnership will pay the underwriting commissions and expenses of the Offering, and intends to use the net proceeds (estimated at $121 million) to repay outstanding balances under the Company's unsecured line of credit. See "Use of Proceeds."

Ranking.......................  With respect to the payment of dividends and amounts upon liquidation, the Series A
                                Preferred Shares will rank senior to the Company's Common Shares, which is the only capital stock of the Company currently outstanding. See "Description of Series A Preferred Shares--Ranking" herein and "Description of Preferred Shares of Beneficial Interest--Rank" included in the accompanying Prospectus.

Dividends.....................  Dividends on the Series A Preferred Shares
                                offered hereby are cumulative from the date of original issue and are payable quarterly on or about the last day of March, June, September and December of each year, commencing on December 31, 1997, at the rate of 8 3/4% of the $25.00 liquidation preference per annum (equivalent to a fixed annual rate of $2.1875 per share). Dividends on the Series A Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared.

Liquidation Preference........  The Series A Preferred Shares will have a liquidation preference of $25.00 per share, plus an amount equal to accrued and unpaid dividends. See "Description of Series A Preferred Shares--Liquidation Preference."

Redemption....................  The Series A Preferred Shares are not
                                redeemable prior to November 6, 2002. On and after November 6, 2002, the Series A Preferred Shares may be redeemed for cash at the option of the Company, in whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date. The redemption price (other than the portion consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital stock of the Company, which may include other series of Preferred Shares, and from no other source. The Series A Preferred Shares have no stated maturity date and will not be subject to any sinking fund or mandatory redemption and will not be convertible. See "Description of Series A Preferred Shares--Redemption."

Voting Rights.................  If dividends on the Series A Preferred Shares are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of the Series A Preferred Shares (voting separately as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Trustees to serve on the Board of Trustees of the Company until all dividend arrearages have been paid. See "Description of Series A Preferred Shares-- Voting Rights."

Conversion Rights.............  The Series A Preferred Shares are not
                                convertible into or exchangeable for any other property or securities of the Company.

Restrictions on Ownership.....  The Series A Preferred Shares will be subject to certain restrictions on ownership intended to assist the Company in preserving its status as a REIT for federal income tax purposes. See "Description of Series A Preferred Shares-- Restrictions on Ownership."

Trading.......................  Application will be made to list the Series A
                                Preferred Shares on the NYSE. If such
                                application is approved, trading of the Series A Preferred Shares on the NYSE is expected to commence within a 30-day period after the date hereof. While the Underwriters have advised the Company that they intend to make a market in the Series A Preferred Shares prior to commencement of trading on the NYSE, they are under no obligation to do so and no assurance can be given that a market for the Series A Preferred Shares will exist prior to commencement of trading. See "Underwriting."

                                  RISK FACTORS

  See "Risk Factors" beginning at page 3 of the accompanying Prospectus for certain factors relating to an investment in the Series A Preferred Shares.

                              RECENT DEVELOPMENTS

  Since June 30, 1997, the Company has acquired a total of six properties, has entered into agreements to acquire, in two separate transactions, a total of 11 properties, and has announced plans to expand two Multifamily Properties. In addition, the Company has increased the amount of funds available under its unsecured line of credit from $125 million to $200 million and has publicly offered and sold equity and debt securities for aggregate net proceeds of approximately $173.9 million.

  The following is a summary of the Company's acquisition, development and financing activity since June 30, 1997.

ACQUISITION AND DEVELOPMENT ACTIVITY

  Acquisitions. On July 11, 1997, the Company acquired Colonial Village at Timothy Woods, a 204-unit Multifamily Property located in Athens, Georgia, for a total purchase price of $12.9 million. The acquisition was funded through the issuance of 27,275 OP Units and an advance on the Company's unsecured revolving credit facility (the "Line of Credit"). See "--Unsecured Credit Facility."

  On July 14, 1997, the Company acquired Colonial Village at Oakleigh, a 176-unit Multifamily Property located in Pensacola, Florida, for a total purchase price of $10.6 million. The acquisition was funded through the issuance of 35,522 OP Units and an advance on the Line of Credit.

  On July 31, 1997, the Company acquired an Office Property located in the Mansell Office Park in Atlanta, Georgia, comprised of six buildings totaling 352,000 square feet, for a purchase price of $48.5 million. The acquisition was funded through the issuance of 540,235 OP Units, the assumption of debt and an advance on the Line of Credit. In connection with its acquisition of this Office Property, the Company also agreed to acquire an additional office property consisting of 163,000 square feet of net rentable area and two retail properties containing a total of 46,000 square feet of gross leasable area. The purchase price of the additional properties, which are located in or near the Mansell Office Park, is expected to be approximately $27.3 million (subject to increase if certain lease-up conditions are satisfied), which will be paid through the issuance of OP Units, the assumption of debt and an advance on the Line of Credit. The Company expects to acquire the additional properties by the end of the second quarter of 1998.

  On August 29, 1997, the Company acquired Colonial Grand at Natchez Trace, a 328-unit Multifamily Property located in Jackson, Mississippi, for a purchase price of $17.9 million. The acquisition was funded through the assumption of debt and an advance on the Line of Credit.

  On October 14, 1997, the Company acquired Lakewood Plaza, a 195,000-square foot community shopping center located in southwest Jacksonville, Florida, for a purchase price of $14.4 million. The acquisition was funded through the issuance of 74,709 OP Units, valued at $2.1 million, and an advance on the Line of Credit. The acquisition agreement provides for the Company to make an additional payment to the seller if certain lease-up conditions are satisfied. The Company expects to make an additional payment to the seller of approximately $700,000 pursuant to this provision.

  On October 31, 1997, the Company acquired Colonial Village at Caledon Wood, a 350-unit Multifamily Property located in Greenville, South Carolina, for a purchase price of $21.3 million. The acquisition was funded through an advance on the Line of Credit.

  Probable Acquisitions. The Company has entered into agreements to acquire, in two separate transactions, a total of 11 additional properties, including a portfolio of three retail properties located in Georgia and a portfolio of eight retail properties located in North Carolina, Tennessee and Virginia. The consummation of each of the two acquisitions is subject to due diligence, definitive documentation of various agreements, and other material conditions. If these conditions are satisfied, the Company expects to consummate both of the acquisitions within the next four weeks. There can be no assurance, however, that the conditions will be satisfied, that the Company will in fact consummate either or both of the acquisitions, or that any acquisition that is consummated will occur on schedule.

  The Company has entered into an agreement to acquire a portfolio of three retail malls located in Brunswick, Gainesville, and Valdosta, Georgia (the "Georgia Malls") for a total purchase price of $97 million. The Georgia Malls contain a total of 1.4 million square feet of gross leasable area. In connection with the acquisition, which has been structured as a like-kind exchange, the Company has agreed to sell to a third party four Multifamily Properties (Ski Lodge I, Ski Lodge II, Ski Lodge III and Vieux Carre, containing a total of 2,096 units) for a total sale price of $54.8 million. The purchaser of the Multifamily Properties will pay the sale price by assuming an existing mortgage of approximately $10 million and paying the remainder in cash. The cash portion of the sale price, together with an advance on the Line of Credit, will be used to pay the purchase price of the Georgia Malls.

  The Company also has entered into an agreement to acquire eight retail properties (the "Retail Portfolio"), consisting of three malls located in Staunton, Virginia and Burlington and Mount Airy, North Carolina and five community centers located in Abingdon, Virginia, Greensboro, Locust, and Yadkinville, North Carolina and Chattanooga, Tennessee. The Retail Portfolio contains 1.5 million square feet of gross leasable area and has a total purchase price of $78.5 million. The acquisition of the Retail Portfolio will be funded through the assumption of debt, the issuance of OP Units, and an advance on the Line of Credit.

  Development Activity. On October 21, 1997, the Company announced the expansion of two Multifamily Properties, Colonial Grand at Edgewater in Huntsville, Alabama and Colonial Grand at Inverness Lakes in Mobile, Alabama. The expansion of Colonial Grand at Edgewater will consist of 192 units, with an expected development cost of $11.5 million. The Company expects to complete the expansion during the third quarter of 1998. The expansion of Colonial Grand at Inverness Lakes will consist of 132 units, with an expected development cost of $8 million. The Company expects to complete the expansion during the fourth quarter of 1998.

  The following table provides an overview of the Company's acquisition and development activity since June 30, 1997:

                                  SUMMARY OF
                  RECENT ACQUISITION AND DEVELOPMENT ACTIVITY

     COMPLETION OR                                                                     COST OR
      ANTICIPATED                                                                    ANTICIPATED
       COMPLETION                                               TYPE OF     UNITS/    COST (IN
          DATE            NAME OF PROPERTY       LOCATION     PROPERTY(1) GLA/NRA(2) THOUSANDS)
     -------------       ------------------- ---------------- ----------- ---------- -----------
Acquisitions:
  3rd Qtr 97............ Colonial Village at Athens, GA            M            204    $12,900
                         Timothy Woods
  3rd Qtr 97............ Colonial Village at Pensacola, FL         M            176     10,600
                         Oakleigh
  3rd Qtr 97............ Colonial Grand at   Jackson, MS           M            328     17,900
                         Natchez Trace
  3rd Qtr 97............ Mansell Office Park Atlanta, GA           O        352,000     48,500
  4th Qtr 97............ Lakewood Plaza      Jacksonville, FL      R        195,000     14,400
  4th Qtr 97............ Colonial Village at Greenville, SC        M            350     21,300
                         Caledon Wood
Probable Acquisitions:
  4th Qtr 97............ Georgia Malls       Brunswick,            R      1,428,200    $97,000
                                             Gainesville and
                                             Valdosta, GA
  4th Qtr 97............ Retail Portfolio    NC/VA/TN              R      1,490,500     78,500
Developments
 (expansions):
  3rd Qtr 98............ Colonial Grand at   Huntsville, AL        M            192    $11,500
                         Edgewater
  4th Qtr 98............ Colonial Grand at   Mobile, AL            M            132      8,000
                         Inverness Lakes

--------
(1) M refers to Multifamily Properties, R refers to Retail Properties and O refers to Office Properties.
(2) Units refers to multifamily apartment units, GLA refers to gross leasable area of retail space, and NRA refers to net rentable area of office space.

FINANCING ACTIVITY

  On September 26, 1997, the Company, through the Operating Partnership, consummated a public offering of an aggregate of $25 million principal amount of unsecured debt securities under its medium term notes program. The debt securities will mature on September 26, 2005 and have a yield of 6.98% (which equated to a spread of 85 basis points over the eight-year Treasury). The Company used the net offering proceeds of $24.8 million to repay a portion of the outstanding balance under the Line of Credit.

  On August 6, 1997, the Company, through the Operating Partnership, consummated a public offering of an aggregate of $25 million principal amount of unsecured debt securities under its medium term notes program. The debt securities will mature on August 1, 2005 and have a yield of 6.96% (which equated to a spread of 80 basis points over the eight-year Treasury). The Company used the net offering proceeds of $24.8 million to repay a portion of the outstanding balance under the Line of Credit.

  On July 30, 1997, the Company consummated an underwritten public offering of 1,700,000 Common Shares. The Company used the net offering proceeds of $49.7 million to repay outstanding balances under the Line of Credit.

  On July 25, 1997, the Company, through the Operating Partnership, consummated a public offering of an aggregate of $75 million principal amount of unsecured debt securities under its medium term notes program. The debt securities will mature on July 26, 2004 and have a yield of 6.96% (which equated to a spread of 75 basis points over the seven-year Treasury). The Company used the net offering proceeds of $74.6 million to repay a portion of the outstanding balance under the Line of Credit.

UNSECURED CREDIT FACILITY

  On July 10, 1997, the Company increased its borrowing capacity under its Line of Credit from $125 million to $200 million. In connection with the increase, the Company, through the Operating Partnership, entered into a new credit facility with a group of banks led by SouthTrust Bank, N.A. and including AmSouth Bank, Wells Fargo Bank, N.A., Wachovia Bank, N.A., PNC Bank, Ohio, N.A., and First National Bank of Commerce, N.A. The Line of Credit is used by the Company primarily to finance additional property investments and currently bears interest at 110 basis points over LIBOR.

  The Line of Credit is renewable annually and provides for a two-year amortization in the case of non-renewal. The agreement evidencing the Line of Credit includes a competitive bid feature that will allow the Company to convert up to $100 million under the Line of Credit to a fixed rate, for a fixed term not to exceed 90 days. The Company anticipates that the principal amount outstanding under the Line of Credit immediately prior to the closing of the Offering will be approximately $162 million.

                                  THE COMPANY

  The Company is one of the largest developers, owners and operators of multifamily, retail and office properties in the southern United States. The Company or its predecessors have been engaged in the multifamily, retail and office property business for over 27 years. It is a fully-integrated real estate company, whose activities include ownership of a diversified portfolio of 85 properties located in Alabama, Florida, Georgia, Mississippi and South Carolina, development of new properties, acquisitions of existing properties and build-to-suit development. The Company is a self-administered equity REIT that owns 47 Multifamily Properties containing a total of 15,727 apartment units, 25 Retail Properties (including six regional malls, two "power centers" and 17 neighborhood shopping centers) containing a total of approximately 7.3 million square feet of retail space, 13 Office Properties containing a total of approximately 1.9 million square feet of office space and parcels of Land adjacent to or near certain of these Properties.

  The Company, through CPHC, is the sole general partner of, and holds approximately 69.4% of the OP Units in, the Operating Partnership. (The Company intends to dissolve CPHC during the first half of 1998 and thereby become the direct general partner of the Operating Partnership.) The Operating Partnership owns, directly and indirectly, all of the Properties (or interests therein). The Company conducts all of its business through CPHC, the Operating Partnership and the Company's two management subsidiaries, the Management Partnership (which provides management services for the Company's Properties) and the Management Corporation (which provides management services for properties owned by third parties). As sole general partner of the Operating Partnership, the Company, through CPHC, generally has the exclusive power to manage and conduct the business of the Operating Partnership.

  Since the Company's formation in 1993, the Company has significantly expanded its portfolio of Multifamily, Retail and Office Properties through acquisitions, expansion and development. Additional information regarding the Company's business, operating and financing strategies is provided below.

BUSINESS STRATEGY

  The Company's primary business objective is to generate stable and increasing cash flow and portfolio value through a strategy of (i) realizing growth in income from its existing portfolio of properties, (ii) developing, expanding and selectively acquiring additional multifamily, retail and office properties in mid-sized growth markets located in the southern United States where the Company has first-hand knowledge of growth patterns and local economic conditions and generally has a competitive advantage due to its size and access to lower-cost capital, (iii) managing its own properties, which has enabled it to better control operating expenses and establish long-term relationships with its retail and office tenants and (iv) employing a comprehensive capital maintenance program to maintain properties in first-class condition. The Company plans to continue the implementation of these business strategies while capitalizing on what it believes are its competitive advantages in the real estate marketplace. These competitive advantages include the following:

  Regional Focus. All of the Company's Properties are located in Alabama, Florida, Georgia, Mississippi and South Carolina and primarily in mid-sized cities in those states. In addition, the Company has entered into agreements to acquire properties located in North Carolina, Tennessee and Virginia. See "Recent Developments." By focusing on the southern United States in general, the Company believes that it has been able to maintain a strong market presence in and an in-depth knowledge of each of its primary markets. The Company believes this focus enables it to better understand and respond to market and submarket conditions and to attract new residents or tenants because of the Company's name recognition.

  Diversity of Product. The Company has maintained operations in three major real estate industry segments--multifamily, retail and office--for over 27 years. The Company's operations in these three segments are conducted through three distinct divisions, each of which is independently operated and staffed with management and staff personnel that have specialized experience in that industry segment. See "The Company--Operating Strategy." The Company believes that its diversified operations create cross-selling opportunities between the divisions, give it more in-depth knowledge of local real estate markets, and may minimize the effect on the Company of cyclical swings associated with specific property types.

  Experienced Management. The Company believes that strong, experienced leadership, particularly in the management and leasing area, is critical to the success of a fully-integrated real estate company. The Company's Chief Executive Officer, Thomas Lowder, and the Company's other executive officers have extensive experience (an average of 14.7 years) with the Company and its predecessor, and have established numerous contacts throughout the industry through leadership of various local and national chapters of real estate associations. The Company believes that the experience of its management team gives it an advantage over less experienced competitors in its primary markets. In addition, the Company is committed to a continuing education program that encourages its employees to attain recognized, professional designations.

  Long-Term Relationships. The Company and Thomas Lowder have been actively engaged in the real estate business in the southern United States for over 27 years. Through their extensive business dealings in the region, the Company and the Lowder family have developed a number of long-term business relationships with tenants and real estate owners, as well as contractors, suppliers, professionals and lenders, in the South. The Company believes that these relationships result in cost savings due to reduced tenant turnover and enable the Company to obtain favorable terms for services, goods and loans and provide the Company with access to additional business opportunities.

OPERATING STRATEGY

  The Company is organized into three distinct operating divisions-- multifamily, retail and office--each of which is responsible for the management and leasing of its respective property type. The Company is experienced in the management and leasing of multifamily, retail and office properties and believes that the management and leasing of its own portfolio has helped the Properties maintain consistent income growth and has resulted in reduced operating expenses relating to the Properties. In addition, the third-party management, leasing and brokerage businesses have provided the Company both with a source of cash flow that is relatively stable and with the benefits of economies of scale in conjunction with the management and leasing of its own properties. These businesses also allow the Company to establish additional relations with tenants that may require additional retail or office space and to identify potential acquisitions. Additional information with respect to each of the operating divisions is set forth below.

  Multifamily Division. The multifamily division of the Company is responsible for all aspects of the Company's multifamily operations, including day-to-day management and leasing of the 47 Multifamily Properties, as well as development and acquisition of additional multifamily properties. The multifamily division also is responsible for the provision of third-party management services for apartment communities in which the Company does not have an interest. The multifamily division currently has approximately 360 employees, most of whom are located at the Multifamily Property sites and a small number of whom are located at the Company's headquarters in Birmingham, Alabama and in regional offices in Birmingham, Mobile and Montgomery, Alabama, Orlando and Tampa, Florida, and Stockbridge, Georgia.

  Retail Division. The Company's retail division is responsible for all aspects of the Company's retail operations, including the provision of management and leasing services for the 25 Retail Properties, as well as the development and acquisition of additional retail properties. The retail division also is responsible for the provision of third-party management services for retail properties in which the Company does not have an interest. The retail division has regional offices in Huntsville and Montgomery, Alabama and Orlando and Tampa, Florida. The retail division currently has approximately 215 employees.

  Office Division. The Company's office division is responsible for all aspects of the Company's commercial office operations, including the provision of management and leasing services for the 13 Office Properties, as well as the development and acquisition of additional office properties. The office division also is responsible for the provision of third-party management services for office properties in which the Company does not have an interest. The office division currently has approximately 60 employees located in Birmingham, Alabama and in regional offices in Huntsville and Montgomery, Alabama, Orlando, Florida, and Atlanta, Georgia.

FINANCING STRATEGY

  The Company seeks to maintain a well-balanced, conservative, and flexible capital structure by: (i) targeting a ratio of long-term debt to total market capitalization in the range of 30% to 45%; (ii) extending and sequencing the maturity dates of its debt; (iii) borrowing primarily at fixed rates; (iv) generally pursuing current and future long-term debt financings and refinancings on an unsecured basis; (v) maintaining conservative debt service and fixed charge coverage ratios; and (vi) maintaining a conservative dividend payout ratio. The Company believes that these strategies have enabled and should continue to enable it to access the debt and equity capital markets to fund debt refinancings and the acquisition and development of additional properties. The Company has demonstrated its ability to access the equity and debt markets to finance the activities of the Company through public offerings of Common Shares (in May 1995, January 1996, January 1997 and July 1997) and unsecured notes (in July 1996, December 1996, and January, July, August and September of 1997) which generated aggregate net proceeds of $625.5 million. It is the Company's policy that it shall not incur indebtedness other than short-term trade, employee compensation, dividends payable or similar indebtedness that will be paid in the ordinary course of business, and that indebtedness shall instead be incurred by the Operating Partnership to the extent necessary to fund the business activities conducted by the Operating Partnership.

                                USE OF PROCEEDS

  The Company will contribute or otherwise transfer the proceeds of the sale of the Series A Preferred Shares to the Operating Partnership in exchange for 8 3/4% Series A Preferred Units of Limited Partnership Interest (the "Series A Preferred Units"), the economic terms of which will be substantially identical to the Series A Preferred Shares. The Operating Partnership will be required to make all required distributions on the Series A Preferred Units (which will mirror the payments of dividends, including accrued and unpaid dividends upon redemption, and of the liquidation preference amount on the Series A Preferred Shares) prior to any distribution of cash or assets to other holders of OP Units, except for any other series of preferred units ranking on a parity with the Series A Preferred Units as to distributions and/or liquidation rights. (The Operating Partnership currently has no preferred units outstanding.) See "Description of Preferred Shares of Beneficial Interest--Dividends" in the accompanying Prospectus. The Operating Partnership will pay the underwriting commissions and expenses of the Offering, and intends to use the net proceeds (estimated at $121 million) to repay outstanding balances under the Line of Credit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for the terms of the Line of Credit. The Company anticipates that the principal amount outstanding under the Line of Credit immediately prior to the closing of the Offering will be approximately $162 million. After the application of the net proceeds, the Line of Credit will be available to finance additional acquisitions and developments.

                                CAPITALIZATION

  The following table sets forth the historical capitalization of the Company as of September 30, 1997, and on a pro forma basis to give effect to the completion of the Offering and the use of the estimated net proceeds therefrom as described in "Use of Proceeds." The number of authorized Common Shares and Preferred Shares set forth in the table reflects certain amendments to the Company's Declaration of Trust approved by the Company's shareholders on October 23, 1997. The information set forth in the following table should be read in conjunction with the financial information and notes thereto incorporated herein and in the accompanying Prospectus by reference, and the discussion set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                                         SEPTEMBER 30, 1997
                                                        ----------------------
                                                                       PRO
                                                        HISTORICAL   FORMA(1)
                                                        ----------  ----------
                                                           (IN THOUSANDS)
DEBT:
  Notes and mortgages payable.......................... $  666,617  $  596,591
                                                        ----------  ----------
MINORITY INTEREST IN OPERATING PARTNERSHIP.............    156,942     156,942
                                                        ----------  ----------
SHAREHOLDERS' EQUITY:
 Preferred Shares of Beneficial Interest, $.01 par
 value:
  10,000,000 shares authorized:
  8 3/4% Series A Cumulative Redeemable Preferred
  Shares of Beneficial Interest, liquidation preference
  $25.00 per share, 5,000,000 shares issued and
 outstanding (pro forma)...............................        --      121,063
 Common Shares of Beneficial Interest, $.01 par value:
  65,000,000 shares authorized,
  20,934,059 shares issued and outstanding(2)..........        209         209
 Additional paid-in capital............................    393,264     393,264
 Cumulative earnings...................................     70,397      70,397
 Cumulative dividends..................................   (104,211)   (104,211)
 Deferred compensation on restricted shares............       (464)       (464)
                                                        ----------  ----------
  Total shareholders' equity...........................    359,195     480,258
                                                        ----------  ----------
  Total capitalization................................. $1,182,754  $1,233,791
                                                        ==========  ==========

--------
(1) Assumes the issuance of 5,000,000 Series A Preferred Shares in the Offering and the use of a portion of the net proceeds of the Offering to repay approximately $70 million outstanding under the Line of Credit as of September 30, 1997. The Company anticipates that the principal amount of indebtedness outstanding under the Line of Credit immediately prior to the closing of the Offering will be approximately $162 million.
(2) Does not include 9,143,590 shares reserved for possible issuance upon redemption of issued and outstanding Units, 235,882 shares subject to options granted under the Employee Share Option and Restricted Share Plan and 120,000 shares subject to options granted under the Non-Employee Trustee Share Option Plan.

                 SELECTED FINANCIAL AND OPERATING INFORMATION

  The following table sets forth selected financial and operating information for the Company as of and for the years ended December 31, 1996, 1995 and 1994. This information is derived from and should be read in conjunction with the audited Consolidated and Combined Financial Statements of the Company. In addition, the following table sets forth selected financial and operating information as of and for the nine months ended September 30, 1997 and September 30, 1996, which information is derived from the unaudited financial statements of the Company. All such information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements included in the documents incorporated by reference into the accompanying Prospectus.

  The Company believes that the book value of its real estate assets, which reflects the historical costs of such assets less accumulated depreciation, is not indicative of the current market value of the Properties.

                             NINE MONTHS ENDED
                               SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                         --------------------------  -------------------------------------
                             1997          1996          1996         1995        1994
                         ------------  ------------  ------------  ----------- -----------
                           (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AND PROPERTY DATA)
OPERATING DATA:
  Total revenue......... $    129,472  $     96,263  $    134,881  $  110,890  $    64,031
  Expenses:
    Depreciation and
     amortization.......       23,314        17,033        23,533      20,490       13,061
    Other operating
     expenses...........       45,443        34,298        46,819      41,772       24,026
  Income from
   operations...........       60,715        44,932        64,529      48,628       26,944
  Interest expense......       28,796        16,614        24,584      24,060       10,877
  Other income
   (expense), net.......          (50)          171         1,303         911          700
  Income before
   extraordinary items
   and minority
   interest.............       31,869        28,489        41,248      25,479       16,767
  Net income............       19,629        18,448        27,506      14,936       11,317
Per share:
  Income before
   extraordinary items..         1.13          1.09          1.60        1.29         1.18
  Extraordinary loss
   from early
   extinguishment of
   debt.................         (.12)         (.02)         (.02)        --           --
  Net income............         1.01          1.07          1.58        1.29         1.18
  Dividends declared....         1.56          1.50          2.00        1.90         1.73
BALANCE SHEET DATA:
  Land, buildings and
   equipment, net....... $  1,090,575  $    740,622  $    801,800  $  624,517  $   555,581
  Total assets..........    1,211,126       871,212       948,105     681,122      620,413
  Total debt............      666,617       431,543       506,435     354,100      362,134
OTHER DATA:
  Funds from
   Operations........... $     54,593  $     44,701  $     62,999  $   44,015  $    28,123
  Weighted average
   Common Shares and
   Units outstanding....       28,062        25,583        25,710      19,701       14,278
  Market
   capitalization.......   $1,565,187    $1,116,353    $1,298,946    $894,342  $   759,313
  Ratio of total debt to
   market
   capitalization.......         42.6%         38.7%         39.0%       39.6%        47.7%
  Cash flow provided by
   (used in):
    Operating
     activities......... $     49,902  $     50,133  $     62,872  $   47,004  $    27,970
    Investing
     activities.........     (190,662)     (162,339)     (224,076)    (95,592)    (119,162)
    Financing
     activities.........      140,672       113,048       162,957      29,443       84,689
  Total properties (at
   period end)..........           83            71            73          62           55

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of the consolidated financial condition and results of operations should be read in conjunction with the "Selected Financial and Operating Information" and the "Consolidated and Combined Financial Statements" and the notes thereto incorporated by reference in the Prospectus attached hereto.

RESULTS OF OPERATIONS--NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

  Revenue. Total revenue increased by $33.2 million, or 34.5%, for the nine months ended September 30, 1997 when compared to the nine months ended September 30, 1996. Of this increase, $28.0 million represents revenues generated by 16 Properties acquired or developed during 1997. The remainder of the increase was primarily attributable to increases in rent.

  Operating Expenses. Operating expenses increased by $17.4 million, or 33.9%, for the nine months ended September 30, 1997 when compared to the nine months ended September 30, 1996. Of this increase, $13.7 million represents operating expenses of 16 Properties acquired and developed during 1997.

  Other Income and Expenses. Interest expense increased by $12.2 million, or 73.3%, for the nine months ended September 30, 1997 when compared to the nine months ended September 30, 1996. This increase is primarily attributable to increased debt costs associated with financing the 16 Properties acquired and developed during 1997.

LIQUIDITY AND CAPITAL RESOURCES

  As of September 30, 1997, the Company had one bank line of credit (i.e., the Line of Credit), with a balance outstanding of $70 million. The Line of Credit provides for total borrowings of up to $200 million. The Line of Credit, which is used by the Company primarily to finance property acquisitions and development, bears interest at a rate ranging between 100 and 150 basis points over LIBOR and expires in July 1998. The Line of Credit currently bears interest at a rate of 110 basis points over LIBOR.

  Generally, the Company has repaid amounts borrowed under the Line of Credit with funds generated through sales of equity securities by the Company (the proceeds of which are contributed to the Operating Partnership in exchange for OP Units) and issuances of unsecured debt securities by the Operating Partnership. During the third quarter of 1997, the Company effected one public offering of equity securities and three public offerings of debt securities (pursuant to the Company's medium term notes program) for aggregate net offering proceeds of $173.9, all of which was used to repay amounts outstanding under the Line of Credit.

  The equity offering, which was completed on July 30, 1997, involved the issuance of 1,700,000 Common Shares at $30.9375 per share, for net offering proceeds (after underwriting discounts and other offering expenses) of approximately $49.7 million. The following table sets forth certain information relating to the Operating Partnership's issuances of debt securities during the third quarter of 1997:

     DEBT ISSUE DATE      OFFERING AMOUNT YIELD   MATURITY DATE    NET PROCEEDS
     ---------------      --------------- ----- ------------------ -------------
July 25, 1997 Debt.......   $75 million   6.96% July 26, 2004      $74.6 million
August 6, 1997...........   $25 million   6.96% August 1, 2005     $24.8 million
September 26, 1997.......   $25 million   6.98% September 26, 2005 $24.8 million

  Management intends to replace significant borrowings that may accumulate under the Line of Credit with funds generated from the sale of additional equity securities and/or permanent financing, as market conditions permit. Management believes that these potential sources of funds, along with the possibility of issuing OP Units in exchange for properties, will provide the Company with the means to finance additional acquisitions. Management anticipates that its net cash provided by operations and its existing cash balances will provide the necessary funds on a short- and long-term basis to cover its operating expenses, interest expense on outstanding indebtedness, recurring capital expenditures, and dividends to shareholders in accordance with Internal Revenue Code requirements applicable to REITs.

                                  PROPERTIES

GENERAL

  The 85 Properties consist of 47 Multifamily Properties, 25 Retail Properties, and 13 Office Properties, as described in more detail below. Thirty-six Properties were acquired from related parties in connection with the formation of the Company (the "Formation Transactions"), 19 Properties and one additional phase of an existing Property were acquired during 1994, six Properties were acquired during 1995 and 11 Properties were acquired in 1996. The Company has completed the acquisition of 13 Properties in 1997 and has entered into agreements to acquire 11 additional properties. Since the Company's initial public offering ("IPO"), the Company has developed four additional Multifamily Properties and has disposed of four properties, three through like-kind exchanges.

                             SUMMARY OF PROPERTIES

                                                               PERCENT OF
                                                   TOTAL NINE  TOTAL NINE   PERCENTAGE
                                                  MONTHS 1997  MONTHS 1997 OCCUPANCY AT
                           NUMBER OF   UNITS/GLA/   PROPERTY    PROPERTY   SEPTEMBER 30,
    TYPE OF PROPERTY     PROPERTIES(1)  NRA (2)    REVENUE(3)  REVENUE(3)     1997(4)
    ----------------     ------------- ---------- ------------ ----------- -------------
Multifamily.............       47         15,727  $ 70,568,000     54.7%       96.4%
Retail..................       25      7,321,000    47,641,000     36.4%       92.1%
Office..................       13      1,859,000    11,691,000      8.9%       97.0%
                              ---                 ------------    -----
  Total.................       85                 $129,900,000    100.0%
                              ===                 ============    =====

--------
(1) Includes Lakewood Plaza and Caledon Wood.
(2) Units refers to multifamily apartment units, GLA refers to gross leasable area of retail space and NRA refers to net rentable area of office space.
(3) Excludes Lakewood Plaza and Caledon Wood, and includes the Exchanged Properties.
(4) Excludes Lakewood Plaza, Caledon Wood and the Exchanged Properties.

                                                                     PERCENT OF
                                                         TOTAL NINE  TOTAL NINE
                                                        MONTHS 1997  MONTHS 1997
                                            NUMBER OF     PROPERTY    PROPERTY
      LOCATION OF PROPERTY BY STATE       PROPERTIES(1)  REVENUE(2)  REVENUE(2)
      -----------------------------       ------------- ------------ -----------
Alabama..................................       45      $ 65,348,000     50.3%
Florida..................................       25        37,617,000     29.0%
Georgia..................................       12        21,618,000     16.6%
Mississippi..............................        1           420,000      0.3%
South Carolina...........................        2         4,897,000      3.8%
                                               ---      ------------    -----
                                                85      $129,900,000    100.0%
                                               ===      ============    =====

--------
(1) Includes Lakewood Plaza and Caledon Wood.
(2) Excludes Lakewood Plaza and Caledon Wood, and includes the Exchanged Properties.

MULTIFAMILY PROPERTIES

  The 47 Multifamily Properties contain a total of 15,727 garden-style apartments and range in size from 104 to 1,080 apartment units. Fifteen of the Multifamily Properties were acquired by the Company in connection with the Formation Transactions, 28 Multifamily Properties and one additional phase of an existing Property were acquired after the IPO, and four Multifamily Properties were developed by the Company after the IPO. Twenty-four Multifamily Properties (containing a total of 9,081 apartment units) are located in Alabama, 13 Multifamily Properties (containing a total of 4,374 apartment units) are located in Florida, eight Multifamily Properties (containing a total of 1,594 apartments units) are located in Georgia, one Multifamily Property (containing a total of 328 apartment units) is located in Mississippi, and one Multifamily Property (containing a total of 350 apartment units) is located in South Carolina. Each of the Multifamily Properties is established in its local market and provides residents with numerous amenities, which may include a swimming pool, exercise room, jacuzzi, clubhouse, laundry room, tennis court(s), and/or a playground. All of the Multifamily Properties are managed by the Company.

  The following table sets forth certain information relating to the Multifamily Properties (other than Caledon Wood, which was acquired by the Company on October 31, 1997) as of and for the nine months ended September 30, 1997:
                            MULTIFAMILY PROPERTIES

                                                                                                  TOTAL
                                                                                               MULTIFAMILY    PERCENT OF
                                                             APPROXIMATE            WEIGHTED    PROPERTY      TOTAL NINE
                                                    NUMBER    RENTABLE               AVERAGE   REVENUE FOR    MONTHS 1997
      MULTIFAMILY                         YEAR        OF        AREA      PERCENT  RENTAL RATE NINE MONTHS     PROPERTY
      PROPERTY(1)          LOCATION   COMPLETED(2) UNITS(3) (SQUARE FEET) OCCUPIED  PER UNIT      1997        REVENUE(4)
      -----------        ------------ ------------ -------- ------------- -------- ----------- -----------    -----------
ALABAMA:
CV at Ashford Place..... Mobile           1983         168      139,000     99.0%     $485     $   740,000        0.6%
CV at Rocky Ridge....... Birmingham       1984         226      259,000     98.7%      595       1,123,000        0.9%
Colony Park............. Mobile           1975         201      130,000     96.0%      384         641,000        0.5%
CG at Galleria Woods.... Birmingham       1994         244      261,000     99.2%      656       1,281,000        1.0%
CG at Mountain Brook.... Birmingham     1987/91        392      393,000     95.9%      678       2,048,000        1.6%
CV at Trussville........ Birmingham       1997         376      410,000      (5)       674         911,000(6)     0.7%
CV at Caliaba Heights... Birmingham       1992         125      131,000     98.4%      692         702,000        0.5%
CG at Edgewater......... Huntsville       1990         308      323,000    100.0%      569       1,617,000        1.2%
CV at Inverness......... Birmingham    1986/87/90      586      395,000     96.6%      540       2,107,000        1.6%
CV at Huntleigh Woods... Mobile           1978         233      199,000    100.0%      431         915,000        0.7%
CG/CV at Inverness
 Lakes.................. Mobile         1983/96        366      362,000     97.5%      568       2,091,000        1.6%
CV at McGehee Place..... Montgomery     1986/95        468      404,000     95.7%      537       1,857,000        1.4%
CV at Monte D'Oro....... Birmingham       1977         200      296,000     98.0%      649       1,149,000        0.9%
Patio................... Auburn        1966/83/84      240      179,000     95.8%      413         822,000        0.6%
CV at Hillcrest......... Mobile           1981         104      114,000    100.0%      588         545,000        0.4%
CG at Galleria.......... Birmingham     1986/96      1,080    1,195,000     94.4%      607       5,318,000        4.1%
CG at Research Park..... Huntsville     1987/94        736      809,000     99.7%      549       4,018,000        3.1%
CG at Riverchase........ Birmingham     1984/91        468      746,000     97.9%      742       2,932,000        2.4%
Ski Lodge I............. Birmingham    1972/73/76      648      549,000     91.7%      405       2,381,000        1.9%
Ski Lodge II............ Birmingham     1979/86        644      511,000     98.3%      408       2,376,000        1.9%
Ski Lodge III........... Birmingham       1984         554      502,000     96.9%      434       2,138,000        1.6%
Ski Lodge Tuscaloosa.... Tuscaloosa     1976/92        304      273,000     97.0%      405       1,043,000        0.8%
Vieux Carre............. Montgomery    1971/74/78      250      222,000     92.8%      484         901,000        0.7%
CV at Hillwood.......... Montgomery       1984         160      151,000    100.0%      550         717,000        0.6%
                                                    ------   ----------                        -----------       ----
  Subtotal--Alabama (24
   Properties).......................                9,081    8,953,000     96.8%      540      40,373,000       31.3%
                                                    ------   ----------                        -----------       ----
FLORIDA:
CG at Kirkman........... Orlando          1991         370      337,000     95.0%      749       2,542,000        2.0%
CG at Carrollwood....... Tampa            1966         244      286,000     97.1%      794       1,662,000        1.3%
CG at Bayshore.......... Bradenton        1996         292      375,000       (5)      723         937,000        0.7%
CG at Heathrow.......... Orlando          1996         312      370,000     99.0%      808       2,187,000        1.7%
CG at Hunter's Creek.... Orlando          1997         408      624,000       (5)      831         964,000        0.7%
CG at Palma Sola........ Bradenton        1992         340      292,000     87.9%      675       1,771,000        1.4%
CG at Palm Aire......... Sarasota         1991         248      252,000     93.6%      778       1,655,000        1.3%
CG at Gainesville....... Gainesville   1989/93/94      560      489,000     94.8%      720       3,441,000        2.6%
CG at Ponte Vedra....... Jacksonville     1988         240      212,000     96.7%      662       1,261,000        1.0%
CV at Oakleigh.......... Pensacola        1997         176      186,000     96.6%      676         369,000(6)     0.3%
CV at River Hills....... Tampa          1991/97        528      465,000       (5)      561       1,800,000        1.4%
CV at Lake Mary......... Orlando        1991/95        504      431,000     98.8%      621       2,816,000        2.2%
CV at Cordova........... Pensacola        1983         152      116,000     98.7%      493         674,000        0.5%
Other...................                                                                           974,000(7)     0.7%
                                                    ------   ----------                        -----------       ----
  Subtotal--Florida (13
   Properties).......................                4,374    4,435,000     95.7%      700      23,053,000       17.8%
                                                    ------   ----------                        -----------       ----
GEORGIA:
CG at Barrington........ Macon            1996         176      201,000     90.3%      658         961,000        0.7%
CG at Wesleyan.......... Macon            1997         240      240,000      (5)       621         261,000        0.2%
North Ingle Villas...... Macon            1983         140      133,000     90.7%      536         560,000        0.4%
CV at White Bluff....... Savannah         1986         120      108,000    100.0%      630         659,000        0.5%
CV at Vernon Marsh...... Savannah       1986/87        178      151,000     99.4%      608         947,000        0.7%
CG at Spring Creek...... Macon          1992/94        296      328,000     94.3%      618       1,592,000        1.2%
CV at Stockbridge....... Stockbridge    1993/94        240      266,000     97.5%      658       1,321,000        1.1%
CV at Timothy Woods..... Athens           1996         204      211,000     94.6%      726         421,000(6)     0.4%
                                                    ------   ----------                        -----------       ----
  Subtotal--Georgia (8 Properties)...                1,594    1,638,000     95.2%      635       6,722,000        5.2%
                                                    ------   ----------                        -----------       ----
MISSISSIPPI:
CG at Natchez Trace..... Jackson        1995/97        328      343,000     98.0%      637         420,000(6)     0.4%
                                                    ------   ----------                        -----------       ----
  TOTAL (46 Properties)..............               15,377   15,369,000     96.4%     $607     $70,568,000       54.7%
                                                    ======   ==========                        ===========       ====

(footnotes appear on following page)

--------
(1) All Multifamily Properties are 100% owned by the Company. "CV" and "CG" in the listing of Multifamily Property names are abbreviations for Colonial Village and Colonial Grand, respectively.
(2) Year initially completed and, where applicable, year(s) in which additional phases were completed at the Property.
(3) Units refers to multifamily apartment units. Number of Units includes all apartment units occupied or available for occupancy at September 30, 1997.
(4) Percent of Total Nine Months 1997 Property Revenue represents the Multifamily Property's proportionate share of all revenue from the 83 Properties owned by the Company as of September 30, 1997 and the Exchanged Properties.
(5) Expanded or newly developed Property currently undergoing lease-up.
(6) Represents revenues from the date of the Company's acquisition or development of this Property in 1997 through September 30, 1997.
(7) Represents revenues from two of the Exchanged Properties.

RETAIL PROPERTIES

  The 25 Retail Properties contain a total of approximately 7.3 million square feet of GLA. Ten of the Retail Properties are located in Alabama, 11 are located in Florida, three are located in Georgia, and one is located in South Carolina. The Retail Properties consist of six enclosed regional malls (Macon Mall, Brookwood Village, Gadsden Mall, Village Mall, Briarcliffe Mall and River Oaks Center), two power centers, and 17 neighborhood shopping centers. Nine of the 25 Retail Properties were originally developed by the Company, two were acquired in 1994, six were acquired in 1995, four were acquired in 1996, and four have been acquired in 1997. All of the Retail Properties are managed by the Company.

  The following table sets forth certain information relating to the Retail Properties (other than Lakewood Plaza, which was acquired by the Company on October 14, 1997) as of and for the nine months ended September 30, 1997:

                               RETAIL PROPERTIES

                                                   GROSS                                       AVERAGE   TOTAL RETAIL
                                                 LEASABLE                                     BASE RENT    PROPERTY
                                                   AREA                              TOTAL    PER LEASED REVENUE FOR
                                        YEAR      (SQUARE     NUMBER OF  PERCENT  ANNUALIZED    SQUARE   NINE MONTHS
RETAIL PROPERTY(1)      LOCATION    COMPLETED(2) FEET)(3)      STORES   LEASED(3)  BASE RENT   FOOT(4)       1997
------------------   -------------- ------------ ---------    --------- --------- ----------- ---------- ------------
 ALABAMA:
 River Oaks......    Decatur          1979/89      494,000        58       88.2%  $ 3,293,000   $14.90   $ 3,542,000
                                                    81,000(6)
 Brookwood           Birmingham       1973/91      462,500        69       86.3%      386,000    12.74     2,088,000(7)
  Village........                                  231,500(6)
 Gadsden Mall....    Gadsden          1974/91      492,000        61       96.8%    2,705,000    14.14     3,165,000
 Village Mall....    Auburn          1973/84/89    399,000        62       93.5%    2,556,000    14.56     2,732,000
 Montgomery          Montgomery         1990       165,000        31       99.0%    1,689,000    14.93     1,560,000
  Promenade......                                   44,000(6)
 McGehee Place...    Montgomery         1986        55,000        13       83.7%      526,000    11.51       531,000
                                                    50,000(6)
 Bellwood........    Montgomery         1988        37,000        15      100.0%      401,000    10.91       365,000
                                                    50,000(6)
 Old                 Birmingham         1982                      14      100.0%      405,000     8.39       366,000
  Springville....                                   64,000
 Inverness Family
  Medical
  Center.........    Birmingham         1984        28,000         5      100.0%      393,000    11.85       242,000(7)
 Olde Town.......    Montgomery       1978/90       39,000        15       95.8%      336,000     9.66       314,000
                                                 ---------       ---              -----------            -----------
   Subtotal--Alabama
    (10 Properties).......... ..                 2,692,000       343       95.6%   16,140,000    13.39    14,905,000
                                                 ---------       ---              -----------            -----------
 FLORIDA:
 University
  Park...........    Orlando          1986/89      399,000        41       88.5%    2,763,000    13.65     2,654,000
 Burnt Store
  Square.........    Punta Gorda        1990       199,000        21       90.2%    1,241,000    11.64     1,174,000
 Winter Haven....    Orlando            1986       197,000        24       88.8%    1,292,000    10.86     1,056,000
 Northdale           Tampa              1984       193,000        27       83.1%    1,322,000     9.50     1,447,000
  Court..........                                   55,000(6)
 Bear Lake.......    Orlando            1990       125,000        20       63.7%      839,000    12.97       832,000
 Paddock Park....    Ocala              1984        87,000        20       97.6%      663,000    11.89       628,000
 Bardmoor
  Village........    St. Petersburg     1981       158,000        27       97.3%    1,355,000    15.45     1,325,000
 Island Walk.....    Orlando          1993/95      222,000        24       98.2%    1,914,000    15.00     1,655,000
 Country Lake....    Orlando            1990       217,000        28       97.3%    1,325,000    12.23     1,288,000
 Wekiva
  Riverwalk......    Orlando            1990       209,000        26       85.0%    1,950,000    16.81     1,853,000
                                                 ---------       ---              -----------            -----------
   Subtotal--Florida
    (10 Properties).......... ..                 2,061,000       258       89.4%   14,664,000    13.02    13,912,000
                                                 ---------       ---              -----------            -----------
 GEORGIA:
 Macon Mall......    Macon           1975/88/97    757,000       158         (8)    9,778,000    22.64    11,622,000
                                                   682,000(6)
 Beechwood
  Center.........    Athens           1963/92      336,000        51       98.1%    2,404,000    10.29     1,606,000(7)
 Britt David.....    Columbus           1990       110,000        10      100.0%      746,000    12.48       699,000
                                                 ---------       ---              -----------            -----------
   Subtotal--Georgia
    (3 Properties)........... ..                 1,885,000       219       98.6%   12,928,000    16.65    13,927,000
                                                 ---------       ---              -----------            -----------
 SOUTH CAROLINA:
 Briarcliffe
  Mall...........    Myrtle Beach       1986       488,000        78       97.4%    4,066,000    15.55     4,897,000
                                                 ---------       ---              -----------            -----------
   TOTAL (24 Properties)..... ..                 7,126,000       898       92.1%  $47,798,000   $15.02   $47,641,000
                                                 =========       ===              ===========            ===========
                     PERCENT OF
                     TOTAL NINE
                     MONTHS 1997
                      PROPERTY
RETAIL PROPERTY(1)   REVENUE(5)
------------------   -----------
 ALABAMA:
 River Oaks......        2.7%
 Brookwood               1.6%
  Village........
 Gadsden Mall....        2.4%
 Village Mall....        2.1%
 Montgomery              1.2%
  Promenade......
 McGehee Place...        0.4%
 Bellwood........        0.3%
 Old                     0.3%
  Springville....
 Inverness Family
  Medical
  Center.........        0.2%
 Olde Town.......        0.2%
                     -----------
  Subtotal--Alabama
  (10 Properties).     11.4%
                     -----------
 FLORIDA:
 University
  Park...........        2.0%
 Burnt Store
  Square.........        0.9%
 Winter Haven....        0.8%
 Northdale              1.19%
  Court..........
 Bear Lake.......        0.6%
 Paddock Park....        0.5%
 Bardmoor
  Village........        1.0%
 Island Walk.....        1.3%
 Country Lake....        1.0%
 Wekiva
  Riverwalk......        1.4%
                     -----------
   Subtotal--Florida
    (10 Properties)     10.6%
                     -----------
 GEORGIA:
 Macon Mall......        8.9%
 Beechwood
  Center.........        1.2%
 Britt David.....        0.5%
                     -----------
   Subtotal--Georgia
    (3 Properties)      10.6%
                     -----------
 SOUTH CAROLINA:
 Briarcliffe
  Mall...........        3.8%
                     -----------
 TOTAL
(24 Properties)         36.4%
                     ===========

--------
(1) All Retail Properties are 100% owned by the Company.
(2) Year initially completed and, where applicable, year(s) in which the Property was substantially renovated or an additional phase of the Property was completed.
(3) Total GLA includes space owned by anchor tenants, but Percent Leased excludes such space.
(4) Includes specialty store space only.
(5) Percent of Nine Months 1997 Property Revenue represents the Retail Property's proportionate share of all revenue from the 83 Properties owned by the Company as of September 30, 1997 and the Exchanged Properties.

(6) Represents space owned by anchors.
(7) Represents revenues from the date of the Company's acquisition or development of this Property in 1997 through September 30, 1997.
(8) Expanded Property currently undergoing lease-up.

OFFICE PROPERTIES

  The 13 Office Properties contain a total of approximately 1.9 million rentable square feet. Eleven of the Office Properties are located in Alabama (representing 77.2% of the office portfolio's net rentable square feet), one is located in Orlando, Florida and one is located in Atlanta, Georgia. The Office Properties range in size from approximately 30,000 square feet to 352,000 square feet. Four of the Office Properties were developed by the Company, five of the Properties were acquired at various times between 1980 and 1990, and four of the Properties have been acquired in 1997 through September 30. All of the Office Properties are managed by the Company.

  The following table sets forth certain additional information relating to the Office Properties as of and for the nine months ended September 30, 1997:

                               OFFICE PROPERTIES

                                                                                             TOTAL NINE     PERCENT OF
                                                 NET RENTABLE            TOTAL     AVERAGE   MONTHS 1997       NINE
                                                     AREA             ANNUALIZED  BASE RENT    OFFICE       MONTHS 1997
                                        YEAR       (SQUARE    PERCENT    BASE     PER SQUARE  PROPERTY       PROPERTY
   OFFICE PROPERTY(1)     LOCATION  COMPLETED(2)    FEET)     LEASED     RENT        FOOT    REVENUE(3)     REVENUE(4)
   ------------------    ---------- ------------ ------------ ------- ----------- ---------- -----------    -----------
ALABAMA:
Interstate Park......... Montgomery  1982-85/89     227,000    96.5%  $ 2,773,000   $13.02   $ 2,244,000        1.7%
Riverchase Center....... Birmingham   1984-88       306,000    93.7%    2,779,000     9.96     1,930,000        1.5%
International Park...... Birmingham   1987/89        93,000   100.0%    1,246,000    14.35       892,000        0.7%
Colonial Plaza.......... Birmingham     1982        168,000   100.0%    2,410,000    14.07     1,135,000        0.9%
Progress Center......... Huntsville   1983-91       225,000    96.6%    1,732,000     8.26       519,000        0.4%
Lakeside Office Park.... Huntsville   1989/90       121,000    96.0%    1,330,000    11.40       495,000        0.4%
AmSouth Center.......... Huntsville     1990        157,000    94.2%    2,489,000    17.64     2,139,000        1.5%
P&S Building............ Gadsden     1946/76/91      40,000   100.0%      178,000     4.50       134,000        0.1%
250 Commerce St......... Montgomery   1904/81        35,000   100.0%      369,000    10.50       278,000        0.2%
Anderson Block(5)....... Montgomery   1981/83        34,000    96.1%      322,000     9.99        87,000        0.1%
Land Title Bldg......... Birmingham     1975         30,000   100.0%      383,000    12.85       107,000        0.1%
Other...................                                                                         110,000(6)     0.1%
                                                  ---------           -----------            -----------        ---
  Subtotal--Alabama (11
   Properties).....................               1,436,000    96.5%   16,011,000    11.82    10,070,000        7.7%
                                                  ---------           -----------            -----------        ---
FLORIDA:
University Park Plaza... Orlando        1985         71,000    92.0%      813,000    12.88       652,000        0.5%
                                                  ---------           -----------            -----------        ---
GEORGIA:
Mansell Office Park .... Atlanta      1987/96       352,000   100.0%    4,200,000    16.63       969,000        0.7%
                                                  ---------           -----------            -----------        ---
  TOTAL (13 Properties)............               1,859,000    97.0%  $21,024,000   $12.79   $11,691,000        8.9%
                                                  =========           ===========            ===========        ===

--------
(1) All Office Properties are 100% owned by the Company with the exception of Riverchase Center, which is 87% owned by the Company; Colonial Plaza, which is 50% owned by the Company; and Anderson Block and Land Title Building, which are each 33.33% owned by the Company. The Company expects to acquire the remaining 50% interest in Colonial Plaza during the fourth quarter of 1997 for approximately $7 million.
(2) Year initially completed and, where applicable, most recent year in which the Property was substantially renovated or in which an additional phase of the Property was completed.
(3) Total Nine Months 1997 Office Property Revenue is the Company's share (based on its percentage ownership of the Property) of total Office Property revenue.
(4) Percent of Total Nine Months 1997 Property Revenue represents the Office Property's proportionate share of all revenue from the 83 Properties owned by the Company as of September 30, 1997 and the Exchanged Properties.
(5) The Company has a leasehold interest in this Property.
(6) Represents revenues from one of the Exchanged Properties.

                   DESCRIPTION OF SERIES A PREFERRED SHARES

  This description of the particular terms of the Series A Preferred Shares offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Preferred Shares set forth under "Description of Preferred Shares of Beneficial Interest" in the accompanying Prospectus, to which description reference is hereby made.

  The Company is authorized to issue up to 10,000,000 Preferred Shares, in one or more series, in such numbers and with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series, in each case, if any, as the Board of Trustees of the Company may determine by adoption of Articles Supplementary to the Company's Declaration of Trust (the "Declaration of Trust"), subject to any shareholder approval required by the Constitution of the State of Alabama. On October 23, 1997, the Company's shareholders authorized the Board of Trustees to designate and issue up to 10,000,000 Preferred Shares. As of November 3, 1997, there were no Preferred Shares outstanding.

GENERAL

  On November 3, 1997, a committee of the Board of Trustees of the Company, pursuant to authority expressly delegated by the Board of Trustees on October 23, 1997, adopted Articles Supplementary (the "Articles Supplementary") to the Declaration of Trust determining the terms of a series of Preferred Shares consisting of up to 5,750,000 shares, designated 8 3/4% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share. When issued, the Series A Preferred Shares will be validly issued, fully paid and nonassessable. Unless redeemed by the Company, the Series A Preferred Shares have a perpetual term with no stated maturity date. The following summary of the terms and provisions of the Series A Preferred Shares does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Declaration of Trust and the Articles Supplementary designating the Series A Preferred Shares, each of which is available from the Company.

  The registrar, transfer agent and dividends disbursing agent for the Series A Preferred Shares will be BankBoston, N.A.

  The Company will contribute or otherwise transfer the proceeds of the sale of the Series A Preferred Shares to the Operating Partnership in exchange for Series A Preferred Units, the economic terms of which will be substantially identical to the Series A Preferred Shares. The Operating Partnership will be required to make all required distributions on the Series A Preferred Units (which will mirror the payments of dividends, including accrued and unpaid dividends upon redemption, and of the liquidation preference amount on the Series A Preferred Shares) prior to any distribution of cash or assets to other holders of OP Units, except for any other series of preferred units ranking on a parity with the Series A Preferred Units as to distributions and/or liquidation rights. The Operating Partnership currently has no preferred units outstanding. See "Description of Preferred Shares of Beneficial Interest--Dividends" in the accompanying Prospectus.

  Application will be made to list the Series A Preferred Shares on the NYSE. If such application is approved, trading of the Series A Preferred Shares on the NYSE is expected to commence within a 30-day period after the date hereof. While the Underwriters have advised the Company that they intend to make a market in the Series A Preferred Shares prior to commencement of trading on the NYSE, they are under no obligation to do so and no assurance can be given that a market for the Series A Preferred Shares will exist prior to commencement of trading. See "Underwriting."

RANK

  With respect to the payment of dividends and amounts upon liquidation, the Series A Preferred Shares offered hereby will rank (i) senior to all classes or series of Common Shares of the Company, and to all equity securities ranking junior to the Series A Preferred Shares; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Shares; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Shares. The Company currently has no equity securities outstanding on a parity with or senior to the Series A Preferred Shares, and the issuance of Preferred Shares ranking senior to the Series A Preferred Shares with respect to the payment of dividends or amounts upon liquidation would require the approval of the holders of two-thirds of the Series A Preferred Shares then outstanding.

DIVIDENDS

  Holders of the Series A Preferred Shares shall be entitled to receive, when and as authorized by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 8 3/4% of the $25.00 liquidation preference per annum (equivalent to a fixed annual rate of $2.1875 per share). Dividends on the Series A Preferred Shares offered hereby shall accrue and be cumulative from the date of original issue and shall be payable quarterly in arrears on or about the last day of each of March, June, September and December or, if not a business day, the succeeding business day (each, a "Dividend Payment Date"). The first dividend on the Series A Preferred Shares offered hereby, which will be paid on December 31, 1997, will be for less than a full quarter. Such dividend and any dividend payable on the Series A Preferred Shares for any other partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the share records of the Company at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Trustees of the Company for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each a "Dividend Record Date").

  No dividends on the Series A Preferred Shares shall be authorized by the Board of Trustees of the Company or be paid or set apart for payment by the Company at such time as any agreement of the Company, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

  Notwithstanding the foregoing, dividends on the Series A Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized. Accrued but unpaid dividends on the Series A Preferred Shares will not bear interest and holders of the Series A Preferred Shares will not be entitled to any dividends in excess of full cumulative dividends as described above. See "Preferred Shares of Beneficial Interest-- Dividends" in the accompanying Prospectus.

  Any dividend payment made on the Series A Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

LIQUIDATION PREFERENCE

  In the event of any liquidation, dissolution or winding up of the affairs of the Company, the holders of the Series A Preferred Shares are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders liquidating distributions in cash or property at its fair market value as determined by the Company's Board of Trustees in the amount of a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of such liquidation, dissolution or winding up, before any distribution is made to holders of Common Shares or any other capital shares of beneficial interest that rank junior to the Series A Preferred Shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series A Preferred Shares will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other entity or the sale, lease, transfer or conveyance of all or substantially all of the property of the Company shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

  In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Series A Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital shares of the Company ranking on a parity with the Series A Preferred Shares in the distribution of assets, then the holders of the Series A Preferred Shares and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. If liquidating distributions shall have been made in full to all holders of Series A Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Series A Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For further information regarding the rights of the holders of the Series A Preferred Shares upon the liquidation, dissolution or winding up of the Company, see "Description of Preferred Shares of Beneficial Interest--Liquidation Preference" in the accompanying Prospectus.

REDEMPTION

  The Series A Preferred Shares are not redeemable prior to November 6, 2002. On and after November 6, 2002, the Company, at its option, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends thereon, if any, to the date fixed for redemption, without interest, to the extent the Company will have funds legally available therefor. The redemption price of the Series A Preferred Shares (other than any portion thereof consisting of accrued dividends) shall be paid solely from the sale proceeds of other capital stock of the Company and not from any other source. For purposes of the preceding sentence, "capital stock" means any common shares of beneficial interest, preferred shares, depositary shares, interests, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. If fewer than all of the outstanding Series A Preferred Shares are to be redeemed, the shares to be redeemed will be determined pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable manner as prescribed by the Company's Board of Trustees. In addition, the Company may redeem Series A Preferred Shares in certain circumstances relating to the maintenance of its ability to qualify as a REIT for federal income tax purposes.

  Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the date fixed for redemption of the Series A Preferred Shares (the "Preferred Shares Redemption Date"). A similar notice furnished by the Company will be mailed by the registrar, postage prepaid, not less than 30 days nor more than 60 days prior to the Preferred Shares Redemption Date, addressed to the respective holders of record of Series A Preferred Shares to be redeemed at their respective addresses shown on the share transfer books of the Company. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the Preferred Shares Redemption Date, (ii) the redemption price, (iii) the number of Series A Preferred Shares to be redeemed, (iv) the place or places where the Series A Preferred Shares are to be surrendered for payment of the redemption price and
(v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If fewer than all of the Series A Preferred Shares are to be redeemed, the notice mailed to each such holder shall also specify the number of Series A Preferred Shares to be redeemed from each such holder.

  On or after the Preferred Shares Redemption Date, each holder of Series A Preferred Shares to be redeemed must present and surrender his share certificates representing Series A Preferred Shares to the Company at the place designated in such notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such share certificates as the owner thereof and each surrendered share certificate will be canceled. In the event that fewer than all the shares represented by any such share certificate are to be redeemed, a new share certificate will be issued representing the unredeemed shares. From and after the Preferred Shares Redemption Date (unless the Company defaults in payment of the redemption price), all dividends on the Series A Preferred Shares designated for redemption in such notice will cease to accrue and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accrued and unpaid dividends up to the Preferred Share Redemption Date), will cease and terminate and such shares will not thereafter be transferred (except with the consent of the Company) on the Company's books, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Company, prior to the Preferred Shares Redemption Date, may irrevocably deposit the redemption price (including accrued and unpaid dividends) of the Series A Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company, in which case such notice to holders of the Series A Preferred Shares to be redeemed will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) call upon such holders to surrender the share certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the Preferred Shares Redemption
Date) against payment of the redemption price (including all accrued and unpaid dividends up to the Preferred Shares Redemption Date). Any monies so deposited which remain unclaimed by the holders of the Series A Preferred Shares at the end of two years after the Preferred Shares Redemption Date will be returned by such bank or trust company to the Company.

  The holders of Series A Preferred Shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to the Series A Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption thereof between such Dividend Record Date and the corresponding Dividend Payment Date or the Company's default in the payment of the dividend due. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares to be redeemed.

  Notwithstanding the foregoing, unless full cumulative dividends on all outstanding Series A Preferred Shares have been paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series A Preferred Shares shall be redeemed unless all outstanding Series A Preferred Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares, and, unless full cumulative dividends on all outstanding Series A Preferred Shares have been paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any Series A Preferred Shares (except by conversion into or exchange for shares of beneficial interest of the Company ranking junior to the Series A Preferred Shares as to dividend rights and liquidation preference).

  The Series A Preferred Shares have no stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions (except as provided under "--Restrictions on Ownership" below).

VOTING RIGHTS

  Except as indicated below or in the accompanying Prospectus, or except as otherwise from time to time required by applicable law, the holders of the Series A Preferred Shares will have no voting rights. On any matter on which the Series A Preferred Shares are entitled to vote (as expressly provided herein, in the Articles Supplementary or as may be required by law), including any action by written consent, each Series A Preferred Share shall be entitled to one vote.

  If dividends on the Series A Preferred Shares are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, the holders of the Series A Preferred Shares (voting separately as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Trustees to serve on the Board of Trustees of the Company until all dividend arrearages have been paid.

  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption. For further information regarding the voting rights of the holders of the Series A Preferred Shares, see "Description of Preferred Shares of Beneficial Interest--Voting Rights" in the accompanying Prospectus.

CONVERSION RIGHTS

  The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company.

SHAREHOLDER LIABILITY

  As discussed under "Description of Common Shares of Beneficial Interest-- General" in the accompanying Prospectus, applicable Alabama law provides that no shareholder, including holders of Series A Preferred Shares, shall be personally liable for the acts and obligations of the Company and that the funds and property of the Company shall be the only recourse for such acts or obligations.

RESTRICTIONS ON OWNERSHIP

  In order to assist the Company in maintaining its qualification as a REIT for federal income tax purposes, ownership by any person of more than 9.8% in value of the Series A Preferred Shares is restricted in the Company's Declaration of Trust. For further information about restrictions on ownership of Series A Preferred Shares, see "Description of Preferred Shares of Beneficial Interest--Restrictions on Ownership" and "Description of Common Shares of Beneficial Interest--Restrictions on Transfer" in the accompanying Prospectus.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain federal income tax considerations pertaining to the acquisition, ownership and disposition of the Series A Preferred Shares. This discussion is general in nature and not exhaustive of all possible tax considerations, nor does the discussion address any state, local or foreign tax considerations. The discussion is based on current law and does not purport to deal with all aspects of federal income taxation that may be relevant to a prospective holder of Series A Preferred Shares in light of its particular circumstance or to certain types of shareholders (including insurance companies, financial institutions, broker-dealers, tax exempt investors, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. The Company has not requested and will not request a ruling from the Internal Revenue Service (the "IRS") with respect to any of the federal income tax issues discussed below.

  This Prospectus Supplement does not address the taxation of the Company or the impact on the Company of its election to be taxed as a REIT (other than the discussion relating to the changes in the law as a result of the Taxpayer Relief Act of 1997). Such matters are addressed in the accompanying Prospectus under the caption "Federal Income Tax Considerations--Taxation of the Company." Prospective investors should consult, and must depend on, their own tax advisors regarding the federal, state, local foreign and other tax consequences of holding and disposing of Series A Preferred Shares.

TAXPAYER RELIEF ACT OF 1997

  The Taxpayer Relief Act of 1997 (the "Act"), enacted on August 5, 1997, contains a number of REIT related technical simplification provisions that affect the taxation of the Company. These provisions generally are effective with respect to the Company for taxable years beginning on and after January 1, 1998.

  . First, the Act repeals the requirement that a REIT receive less than 30% of its gross income from (i) the sale or disposition of stock or securities held for less than one year, (ii) gain from prohibited transactions, and (iii) gain from certain sales of real property held for less than four years.

  . Second, in determining whether a REIT satisfies the income tests, a REIT's rental income from a property will not cease to qualify as "rents from real property" merely because the REIT performs services for a tenant other than permitted customary services if the amount that the REIT is deemed to have received as a result of performing impermissible services does not exceed one percent of all amounts received, directly or indirectly, by the REIT with respect to such property. The amount that a REIT will be deemed to have received for performing impermissible services will be the greater of the actual amount so received or 150% of the direct cost to the REIT of providing those services.

  . Third, if a REIT complies with regulatory rules pursuant to which it is required to send annual letters to shareholders requesting information regarding the actual ownership of shares, but does not know, or by exercising reasonable diligence would not have known, whether it failed to meet the requirement that it not be closely held, the REIT will be treated as having met the requirement.

  . Fourth, a REIT may elect to require its shareholders to include the REIT's undistributed net capital gains in their income as capital gains. If the REIT makes such an election, the REIT's shareholders will (i) include in their income as capital gains their proportionate share of such undistributed capital gains and (ii) be deemed to have paid their proportionate share of the tax paid by the REIT on such undistributed capital gains and thereby receive a credit or refund for such amount. A shareholder will increase the basis in its shares by the difference between the amount of capital gain included in its income and the amount of the tax it is deemed to have paid. The earnings and profits of the REIT will be adjusted according to regulations to be prescribed by the IRS.

  .  Finally, the Act contains a number of technical provisions that either
     (i) reduce the risk that a REIT will inadvertently cease to qualify as a REIT, or (ii) provide additional flexibility with which a REIT can meet the REIT qualification requirements.

  The Act also alters the taxation of capital gain income. Under the Act, individuals, trusts and estates that hold certain investments for more than 18 months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Individuals, trusts and estates that hold certain assets for more than one year but not more than 18 months may be taxed at a maximum mid-term capital gain rate of 28% on the sale or exchange of those investments. The Act also provides a maximum rate of 25% for "unrecaptured Section 1250 gain" for individuals, trusts and estates, special rules for "qualified 5-year gain," and other changes to prior law. In addition, the Act allows the IRS to prescribe regulations on how the Act's new capital gain rates will apply to sales of capital assets by "pass-through entities," including REITs. To date, such regulations have not been prescribed. Furthermore, it remains unclear how the Act's new rates will apply, for example, to capital gain dividends, including, the extent, if any, to which capital gain dividends will be taxed to individuals, trusts and estates at the new rates for mid-term capital gains and unrecaptured Section 1250 gain, rather than the new long-term capital gain rates. Investors are urged to consult with their own tax advisors with respect to the new rules contained in the Act.

TAXATION OF HOLDERS OF SERIES A PREFERRED SHARES

  Dividends and Other Distributions; Backup Withholding. For a discussion of the taxation of the Company, the treatment of dividends and other distributions with respect to shares of the Company, and the backup withholding rules, see the captions "Federal Income Tax Considerations-- Taxation of the Company" and "--Taxation of Holders of Common Shares" in the accompanying Prospectus. In determining the extent to which a distribution with respect to the Series A Preferred Shares constitutes a dividend for tax purposes, the earnings and profits of the Company will be allocated, on a pro rata basis, first to distributions with respect to the Series A Preferred Shares and then to the Common Shares. In the event that the Company designates any portion of a dividend as a "capital gain dividend," a Series A Preferred Shareholder's proportionate share of such capital gain dividend would be an amount which bears the same ratio to the total amount of dividends paid to such holder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends paid on all classes of shares for the year.

  Sale or Exchange of Series A Preferred Shares. Upon the sale or exchange of Series A Preferred Shares to a party other than the Company, a holder of Series A Preferred Shares will realize a capital gain or loss measured by the difference between the amount realized on the sale or other disposition and the holder of Series A Preferred Shares' adjusted tax basis in the Series A Preferred Shares (provided the Series A Preferred Shares are held as a capital asset). Under the Act, net capital gain (i.e., generally capital gain in excess of capital loss) recognized by an individual upon the sale of capital assets held for more than 18 months generally will be subject to tax at a rate not to exceed 20%. Net capital gain recognized by an individual from the sale of capital assets held for more than 12 months but for not more than 18 months will continue to be subject to tax at a rate not to exceed 28%. Capital gain recognized from the sale of capital assets held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. Any loss on a sale of Series A Preferred Shares which were held by the holder for six months or less and with respect to which capital gain dividends were received will be treated as a capital loss attributable to an asset held for more than twelve months, up to the amount of the capital gain dividend received with respect to such shares.

  Redemption of Series A Preferred Shares. The treatment accorded to any redemption by the Company (as distinguished from a sale, exchange or other disposition) of Series A Preferred Shares can only be determined on the basis of particular facts as to each holder at the time of redemption. In general, a holder of Series A Preferred Shares will recognize capital gain measured by the excess of the amount received by the holder of Series A Preferred Shares upon the redemption over such holder's adjusted tax basis in the Series A Preferred Shares redeemed (provided the Series A Preferred Shares are held as a capital asset) if such redemption (i) results in a "complete termination" of the holder's interest in all classes of stock of the Company under
Section 302(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) is "not essentially equivalent to a dividend" with respect to the holder of Series A Preferred Shares under Section 302(b)(1) of the Code. In applying these tests, there must be taken into account not only any Series A Preferred Shares owned by the holder of Series A Preferred Shares, but also such holder's ownership of Common Shares, other series of preferred shares and any other options (including stock purchase rights) to acquire any of the foregoing. The holder of Series A Preferred Shares also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

  If a particular holder of Series A Preferred Shares owns (actually or constructively) no Common Shares or an insubstantial percentage of the outstanding Common Shares, based upon current law, it is probable that the redemption of Series A Preferred Shares from such a holder would be considered "not essentially equivalent to a dividend." However, whether a distribution is "not essentially equivalent to a dividend" depends on all of the facts and circumstances, and a holder of Series A Preferred Shares intending to rely on any of these tests at the time of redemption should consult its own tax advisor to determine their application to its particular situation.

  If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from the Series A Preferred Shares will be treated as a distribution on the Series A Preferred Shares as described under "Federal Income Tax Considerations--Taxation of Holders of Common Shares" in the accompanying Prospectus. If the redemption is taxed as a dividend, a Series A Preferred Shareholder's adjusted tax basis in the Series A Preferred Shares will be transferred to any other shares held by such holder. If the holder of Series A Preferred Shares owns no other shares in the Company, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

                                   MANAGEMENT

TRUSTEES

  The Trustees of the Company and their primary occupations are set forth in the following table:

                   NAME                            PRIMARY OCCUPATION
                   ----                            ------------------
   Thomas H. Lowder.................... Chairman, President and Chief Executive
                                         Officer of the Company
   Carl F. Bailey...................... President, BDI; Director, SouthTrust
                                         Corporation; and Director, Delchamps,
                                         Inc.
   M. Miller Gorrie.................... Chairman of the Board and Chief
                                         Executive Officer, Brasfield & Gorrie
                                         General Contractors, Inc.
   William M. Johnson.................. President and Chief Executive Officer,
                                         Johnson Development Company
   James K. Lowder..................... Chairman, The Colonial Company
   Herbert A. Meisler.................. Investor
   Claude B. Nielsen................... President and Chief Executive Officer,
                                         Coca-Cola Bottling Company United, Inc.
   Harold W. Ripps..................... Investor
   Donald T. Senterfitt................ President and Chief Executive Officer,
                                         The Pilot Group, L.C.

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

  The executive officers and certain other significant employees of the Company and their positions and offices are set forth in the following table:

                   NAME                        POSITIONS AND OFFICES HELD
                   ----                        --------------------------
   Thomas H. Lowder.................... Chairman, President, Chief Executive
                                         Officer and Trustee
   Howard B. Nelson, Jr................ Chief Financial Officer
   Paul F. Earle....................... Executive Vice President--Multifamily
                                         Division
   John N. Hughey...................... Executive Vice President--Retail
                                         Division
   Charles A. McGehee.................. Executive Vice President--Land,
                                         Brokerage and Dispositions
   C. Reynolds Thompson, III........... Executive Vice President--Office
                                         Division
   Paul C. Glascock.................... Senior Vice President--Retail Leasing
   Thomas H. LaDow..................... Senior Vice President--Office Division
   John L. Moss........................ Senior Vice President--Retail Management
   Douglas B. Nunnelley................ Senior Vice President and Secretary

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the terms agreement and the related underwriting agreement (collectively, the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below (each an "Underwriter," and, collectively, the "Underwriters"), and each of the Underwriters has severally agreed to purchase from the Company, the number of Series A Preferred Shares set forth opposite its respective name below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters will be obligated to purchase all of the Series A Preferred Shares if any are purchased.

                                                                   NUMBER OF
                                                                    SERIES A
                                                                PREFERRED SHARES
            UNDERWRITER                                         ----------------
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.......................................    1,250,000
   Lehman Brothers Inc.........................................    1,250,000
   Morgan Stanley & Co. Incorporated...........................    1,250,000
   Smith Barney Inc. ..........................................    1,250,000
                                                                   ---------
        Total..................................................    5,000,000
                                                                   =========

  The Underwriters have advised the Company that they propose initially to offer the Series A Preferred Shares to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of $.50 per share. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $.40 per share on sales to certain other dealers. After the initial offering to the public, the public offering price, concession and discount may be changed.

  The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up to 750,000 additional Series A Preferred Shares (the "Option Shares") to cover over-allotments, if any, at the public offering price per share set forth on the cover page of this Prospectus Supplement, less the underwriting commissions payable by the Operating Partnership. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares to be purchased by it shown in the foregoing table bears to the 5,000,000 shares offered hereby.

  In the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

  In connection with the Offering, the rules of the Securities and Exchange Commission permit the Underwriters to engage in certain transactions to stabilize the price of the Series A Preferred Shares. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Series A Preferred Shares.

  If the Underwriters create a short position in the Series A Preferred Shares in connection with the Offering (i.e., if they sell more Series A Preferred Shares than are set forth on the cover page of this Prospectus Supplement), the Underwriters may reduce that short position by purchasing Series A Preferred Shares in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described herein.

  The Underwriters also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Underwriters purchase Series A Preferred Shares in the open market to reduce the Underwriters' short position or to stabilize the price of the Series A Preferred Shares, they may reclaim the amount of the selling concession from the selling group members who sold those shares as part of the Offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid also might have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series A Preferred Shares. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Application will be made to list the Series A Preferred Shares on the NYSE. If such application is approved, trading of the Series A Preferred Shares on the NYSE is expected to commence within a 30-day period after the date of this Prospectus Supplement. While the Underwriters have advised the Company that they intend to make a market in the Series A Preferred Shares prior to commencement of trading on the NYSE, they are under no obligation to do so, and no assurance can be given that a market for the Series A Preferred Shares will exist prior to commencement of trading.

  Certain of the Underwriters from time to time provide investment banking and financial advisory services to the Company, and affiliates of certain of the Underwriters from time to time provide financing to such entities.

                                 LEGAL MATTERS

  The legality of the Series A Preferred Shares offered hereby will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain legal matters will be passed upon for the Underwriters by Brown & Wood LLP, New York, New York. Hogan & Hartson L.L.P. and Brown & Wood LLP will rely on the opinion of Sirote & Permutt P.C., Birmingham, Alabama, as to matters of Alabama law.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements in this Prospectus Supplement and in the accompanying Prospectus and the documents incorporated by reference therein, including those set forth in "Risk Factors" and "Use of Proceeds" herein and therein, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions which will, among other things, affect demand for properties, availability and creditworthiness of prospective tenants, lease rents and the availability of financing, adverse changes in the real estate markets, among other things, competition with other companies, risks of real estate acquisitions, governmental actions and initiatives, and environmental/safety requirements. See "Risk Factors" in the accompanying Prospectus.

PROSPECTUS

                                 $250,000,000

                           COLONIAL PROPERTIES TRUST

  DEBT SECURITIES, PREFERRED SHARES, COMMON SHARES AND COMMON SHARE WARRANTS
                               ----------------
  Colonial Properties Trust (the "Company") may from time to time offer in one or more series of (i) unsecured debt securities ("Debt Securities"), (ii) preferred shares of beneficial interest ("Preferred Shares"), (iii) common shares of beneficial interest, $.01 par value ("Common Shares"), and (iv) warrants exercisable for Common Shares ("Common Share Warrants"), with an aggregate public offering price of up to $250,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities, Preferred Shares, Common Shares and Common Share Warrants (collectively, the "Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be described in one or more supplements to this Prospectus (a "Prospectus Supplement").

  The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, any terms for redemption at the option of the Company or repayment at the option of the holder, any terms for any sinking fund payments, any terms for conversion into Preferred Shares or Common Shares of the Company, covenants and any initial public offering price; (ii) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Common Shares, any initial public offering price or, if applicable, information regarding the exchange of units of partnership interest ("Units") of Colonial Realty Limited Partnership for Common Shares; and (iv) in the case of Common Share Warrants, the specific title and aggregate number, and the issue price and the exercise price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust for federal income tax purposes.

  The applicable Prospectus Supplement also will contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

  The Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

  SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE SECURITIES.

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ----------------

  THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               ----------------
                The date of this Prospectus is January 8, 1997.

  As used herein, the term "Company" includes Colonial Properties Trust, an Alabama real estate investment trust, and one or more of its subsidiaries (including Colonial Properties Holding Company, Inc., Colonial Realty Limited Partnership, Colonial Properties Services Limited Partnership and Colonial Properties Services, Inc.) or, as the context may require, Colonial Properties Trust only or Colonial Realty Limited Partnership only.

                                  THE COMPANY

  The Company is one of the largest developers, owners and operators of multifamily, retail and office properties in the Southeastern United States. The Company's common shares are traded on the New York Stock Exchange ("NYSE") under the symbol "CLP." It is a fully-integrated real estate company, whose activities include ownership of a diversified portfolio of 71 properties located in Alabama, Florida, Georgia and South Carolina, development of new properties, acquisitions of existing properties and build-to-suit development. The Company is a self-administered equity real estate investment trust ("REIT") that owns 40 garden-style multifamily apartment communities containing a total of 13,657 apartment units (the "Multifamily Properties"), 21 retail properties (including five regional malls, two "power centers" and 14 neighborhood shopping centers) containing a total of approximately 5.7 million square feet of retail space (the "Retail Properties"), ten office properties containing a total of approximately 1.0 million square feet of office space (the "Office Properties") and parcels of land adjacent to certain of these properties (the "Land"). (The Multifamily Properties, the Retail Properties, the Office Properties and the Land are referred to collectively as the "Properties"). The Company also is expanding four Multifamily Properties and two Retail Properties and is developing four new multifamily properties.

  The Company, through Colonial Properties Holding Company, Inc., a wholly owned subsidiary ("CPHC"), is the sole general partner of, and, as of December 1, 1996, holds approximately 67.7% of the interests in, Colonial Realty Limited Partnership, a Delaware limited partnership (the "Operating Partnership"). The Operating Partnership owns all of the Properties (or interests therein). The Company conducts all of its business through CPHC, the Operating Partnership and the Company's two management subsidiaries, Colonial Properties Services Limited Partnership (the "Management Partnership"), which provides management services for the Company's properties, and Colonial Properties Services, Inc. (the "Management Corporation"), which provides management services for properties owned by third parties. As sole general partner of the Operating Partnership, the Company, through CPHC, has the exclusive power to manage and conduct the business of the Operating Partnership, subject to certain limited exceptions.

  Since the Company's initial public offering in September 1993 (the "IPO"), the Company has significantly expanded its portfolio of Properties and its operating businesses. The Company has acquired direct or indirect interests in 24 additional Multifamily Properties, twelve additional Retail Properties (while disposing of a 36,000 square foot mini-warehouse storage facility previously included as a Retail Property) and several additional parcels of Land. The Company also has completed the expansion of three Multifamily Properties, has initiated or is planning the expansion or development of six additional Multifamily Properties, and has initiated major expansions of Macon Mall and Montgomery Promenade. The Company's acquisitions and its expansion and development activities have increased the Company's presence in Alabama, Florida and Georgia, and the Company has expanded its operations into South Carolina through the acquisition of a 488,000 square foot regional mall located in Myrtle Beach.

  The Company's experienced staff of approximately 570 employees provides a full range of real estate services from its headquarters in Birmingham, Alabama and from five regional offices located in the Mobile, Huntsville and Montgomery, Alabama and Orlando and Tampa, Florida metropolitan areas.

  The Company is an Alabama REIT that was formed in July 1993. The principal executive offices of the Company are located at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, and its telephone number is (205) 250-8700.

                                 RISK FACTORS

  Prospective investors should carefully consider, among other factors, the matters described below.

REAL ESTATE INVESTMENT RISKS

  General. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate and the Company's ability to service debt will depend in large part on the amount of income generated, expenses incurred and capital expenditures required. The Company's income from retail, multifamily or office properties may be adversely affected by a number of factors, including the general economic climate and local real estate conditions, such as an oversupply of, or a reduction in demand, for retail, apartment or office space in the area and the attractiveness of the properties to shoppers, residents and tenants. In addition, income from properties and real estate values also are affected by such factors as the cost of compliance with government regulation, including zoning and tax laws, the potential for liability under applicable laws, interest rate levels and the availability of financing. Certain significant expenditures associated with each equity investment by the Company in a property (such as mortgage payments, if any, real estate taxes and maintenance costs) also are generally not reduced when circumstances cause a reduction in income from the property.

  Debt Financing. The Company is subject to the risks associated with debt financing, including the risk that the Company's cash provided by operating activities will be insufficient to meet required payments of principal and interest, the risks of rising interest rates on the Company's floating rate debt, the risk that the Company will not be able to prepay or refinance existing indebtedness on the Properties (which generally will not have been fully amortized at maturity) or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. In the event the Company is unable to secure refinancing of such indebtedness on acceptable terms, the Company might be forced to dispose of properties upon disadvantageous terms, which might result in losses to the Company and might adversely affect the cash flow available for distribution to equity holders or debt service. In addition, if a property or properties are mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgage securing the property could be foreclosed upon by, or the property could be otherwise transferred to, the mortgagee with a consequent loss of income and asset value to the Company.

  Renewal of Leases and Reletting of Space. The Company is subject to the risks that upon expiration of leases for space located at the Properties, the leases may not be renewed, the space may not be relet or the terms of the renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. Although the Company has established an annual budget for renovation and reletting expenses that it believes are reasonable in light of each Property's situation, no assurance can be given that this budget will be sufficient to cover these expenses. If the Company is unable to promptly relet or renew leases for all or substantially all of the space at its Properties, if the rental rates upon such renewal or reletting are significantly lower than expected, or if the Company's reserves for these purposes prove inadequate, then the Company's cash provided by operating activities and ability to make expected distributions to shareholders or debt service payments could be adversely affected.

  Dependence on Primary Markets. All of the Company's Properties are located in the Southeastern United States and 40 of the Properties are located in Birmingham and Montgomery, Alabama, Orlando, Florida and Macon, Georgia. The Company's performance and its ability to make distributions to shareholders or debt service payments could be adversely affected by economic conditions in the Southeast and in Birmingham, Montgomery, central Florida and Macon in particular.

  Possible Environmental Liabilities. Under various Federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous substances released at the property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with the contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. The owner or operator of a site may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site. The Company has not been notified by any governmental authority of any material non-compliance, liability or other claim in connection with any of the Properties and the Company is not aware of any other environmental condition with respect to any of the Properties that could be material. No assurance, however, can be given that no prior owner created any material environmental condition not known to the Company, that no material environmental condition with respect to any Property has occurred during the Company's ownership thereof, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability.

  At one of the Company's Properties, the Gadsden Mall in Gadsden, Alabama, four underground storage tanks were removed in 1989. In connection with the removal of these gasoline storage tanks, associated petroleum contamination was discovered in the soil and groundwater. The Company is currently working with the state regulatory agency to remediate the contamination in accordance with applicable requirements. Because the tanks were registered with the Alabama Department of Environmental Management and the facility was in compliance with regulations prior to the incident, the Company has been reimbursed under the Alabama Underground Storage Tank Trust Fund for the costs incurred to date in connection with the ongoing cleanup, and expects to be reimbursed for the remaining costs as well. Currently, a free product recovery program is underway.

CONFLICTS OF INTEREST

  Certain members of the Company's Board of Trustees ("Board of Trustees") and officers (including Thomas and James Lowder, Harold Ripps and Herbert Meisler) own Units in the Operating Partnership and, thus, may have interests that conflict with shareholders with respect to business decisions affecting the Company and the Operating Partnership. In particular, a holder of Units may suffer different and/or more adverse tax consequences than the Company upon the sale or refinancing of some of the Properties as a result of unrealized gain attributable to certain Properties. These Unit holders and the Company, therefore, may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of Properties. Although the Company (through
CPHC), as the sole general partner of the Partnership, has the exclusive authority as to whether and on what terms to sell or refinance an individual Property, these Unit holders might seek to influence the Company not to sell or refinance the Properties, even though such sale might otherwise be financially advantageous to the Company, or may seek to influence the Company to refinance a Property with a higher level of debt than would be in the best interests of the Company. The Company has agreed to use its reasonable efforts to minimize the adverse impact of any such refinancing upon the former owners, and to take into account the tax consequences to such former owners in deciding whether to sell a Property, which also may result in decisions that are not in the best interest of all of the shareholders.

  The Lowder family (which includes Thomas, James, Robert and Catherine Lowder and their affiliates) holds interests in certain companies that in the past have performed construction management, insurance brokerage and other services with respect to the Properties. These companies may perform similar services for the Company in the future. As a result of its financial interest in these companies, the Lowder family may realize benefits from transactions between such companies and the Company that are not realized by other shareholders of the Company. In addition, Thomas Lowder and his brother, James Lowder, as trustees of the Company, may be in a position to influence the Company to do business with companies in which the Lowder family has a financial interest. Although the Company has adopted certain policies designed to eliminate or minimize potential conflicts of interest, including a policy which requires that transactions in which a trustee or officer of the Company has a conflict of interest be approved by a majority of the disinterested trustees, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts, or that such transactions, if any, will be on terms as favorable to the Company as could be obtained in an arms-length transaction with a third party.

DEVELOPMENT AND ACQUISITION RISKS

  The Company intends to continue development of new multifamily, retail and office properties (including expansions of existing Properties on the land adjacent to those Properties) and to consider acquisitions of multifamily, retail and office properties where it believes that such development or acquisition is consistent with the business strategies of the Company. New project development is subject to a number of risks, including construction delays or cost overruns that may increase project costs, financing risks as described above, the failure to meet anticipated occupancy or rent levels, failure to receive required zoning, occupancy and other governmental permits and authorizations and changes in applicable zoning and land use laws, which may result in the incurrence of development costs in connection with projects that are not pursued to completion. In addition, because the Company must distribute 95% of its taxable income in order to maintain its qualification as a REIT, the Company anticipates that new developments and acquisitions will be financed primarily through lines of credit or other forms of secured or unsecured construction financing. If permanent debt or equity financing is not available on acceptable terms to refinance such new developments or acquisitions are undertaken without permanent financing, further development activities or acquisitions may be curtailed or cash available for distribution to shareholders or to meet debt service obligations may be adversely affected. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the costs of improvements to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate, as well as general investment risks associated with any new real estate investment. See "Real Estate Investment Risks" above.

MANAGEMENT, LEASING AND BROKERAGE RISKS; CONTROL OF MANAGEMENT CORPORATION

  The Company is subject to the risks associated with the property management, leasing and brokerage businesses. These risks include the risk that management contracts or service agreements with third-party owners will be lost to competitors, that contracts will not be renewed upon expiration or will not be renewed on terms consistent with current terms and that leasing and brokerage activity generally may decline. Each of these developments could adversely affect the ability of the Company to make expected distributions to shareholders or debt service payments.

  In order to maintain the Company's qualification as a REIT while realizing income from the Company's third-party management business, the capital stock of the Management Corporation (which conducts the Company's third-party management, leasing and brokerage businesses) is divided into two classes. Voting common stock, representing 1.01% of the total equity of the Management Corporation, is held 99% by the Lowder family and 1% by the Company. Nonvoting common stock, representing 98.99% of the total equity of the Management Corporation, is held entirely by the Company. Although the Company holds a total of 99% of the equity interests in the Management Corporation, the Company is not able to elect directors of the Management Corporation and, consequently, the Company's ability to influence the day-to-day decisions of such entity is limited.

CHANGES IN POLICIES

  The major policies of the Company, including its policies with respect to development, acquisitions, financing, growth, operations, debt capitalization and distributions, are determined by its Board of Trustees. Although it has no present intention to do so, the Board of Trustees may amend or revise these and other policies from time to time without a vote of the shareholders of the Company. A change in these policies could adversely affect the Company's financial condition, results of operations, funds available for distributions to shareholders or debt service or the market price of the Securities. The Company cannot change its policy of seeking to maintain its qualification as a REIT without the approval of the holders of a majority of the Common Shares.

CERTAIN TAX RISKS

  Tax Liabilities as a Consequence of the Failure to Qualify as a REIT. The Company believes that it has operated so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1993, and intends to continue to so operate. No assurance, however, can be given that the Company has so qualified or will be able to remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions as to which there are only limited judicial and administrative interpretations. Certain facts and circumstances that may be wholly beyond the Company's control may affect its ability to qualify or to continue to qualify as a REIT. In addition, no assurance can be given that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the qualification as a REIT or the Federal income consequences of such qualification to the Company. If the Company fails to qualify as a REIT, it will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax incurred in such event would significantly reduce the cash flow available for distribution to shareholders and to meet debt service obligations. See "Federal Income Tax Considerations-- Taxation of the Company."

  REIT Distribution Requirements and Potential Impact of Borrowings. To obtain the favorable tax treatment associated with qualifying as a REIT under the Code, the Company generally is required each year to distribute to its shareholders at least 95% of its net taxable income. See "Federal Income Tax Considerations--Taxation of the Company (Annual Distribution Requirements)." The Company could be required to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT, even if management believed that then prevailing market conditions were not generally favorable for such borrowings.

  Other Tax Liabilities. Even if the Company qualifies as a REIT, it will be subject to certain Federal, state and local taxes on its income and property. See "Federal Income Tax Considerations--Taxation of the Company and--Other Tax Considerations." In particular, CPHC will be subject to income tax and certain intangible property taxes in Alabama and the State of Alabama may seek to contend that the Company is subject to such taxes as well.

PRICE FLUCTUATIONS OF THE COMMON SHARES AND TRADING VOLUME; SHARES AVAILABLE FOR FUTURE SALE

  A number of factors may adversely influence the price of the Company's Common Shares in the public markets, many of which are beyond the control of the Company. These factors include possible increases in market interest rates, which may lead purchasers of Common Shares to demand a higher annual yield from distributions by the Company in relation to the price paid for Common Shares, the relatively low daily trading volume of REITs in general, including the Common Shares and any inability of the Company to invest the proceeds of a future offering of Securities in a manner that will increase earnings per share. Sales of a substantial number of Common Shares, or the perception that such sales could occur, could adversely affect prevailing market prices for shares. The Company also may currently issue up to 8,141,023 Common Shares (subject to the Ownership Limit, as defined below) upon redemption of Units issued in connection with the formation of the Company and subsequent acquisitions. In addition, 800,000 Common Shares of the Company have been issued or reserved for issuance pursuant to share option and restricted share plans, and these shares will be available for sale in the public markets from time to time pursuant to exemptions from registration requirements or upon registration. No prediction can be made about the effect that future sales of Common Shares will have on the market prices of shares.

POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES

  In order to maintain its qualification as a REIT, the Company has limited ownership of the issued and outstanding Common Shares by any single shareholder (other than Lowder family members) to 5% of the outstanding Common Shares (the "Ownership Limit"). The Board of Trustees could waive this restriction if it were satisfied, based upon the advice of tax counsel, that ownership in excess of the Ownership Limit would not jeopardize the Company's status as a REIT and the Board of Trustees otherwise decided such action would be in the best interests of the Company. Common Shares acquired or transferred in breach of the limitation may be redeemed by the Company for the lesser of the price paid and the average closing price for the ten trading days immediately preceding redemption. The Company may elect to redeem such shares for Units, which are subject to certain limitations on transfer. A transfer of Common Shares to a person who, as a result of the transfer, violates the Ownership Limit will be void. See "Description of Shares of Beneficial Interest-- Restrictions on Transfer" for additional information regarding the Ownership Limit. A similar restriction would be imposed on any Preferred Shares or Debt Securities convertible into Preferred or Common Shares that the Company may issue under this Prospectus.

RESTRICTIONS ON ACQUISITION AND CHANGE IN CONTROL

  Various provisions of the Company's Declaration of Trust (the "Declaration of Trust") restrict the possibility for acquisition or change in control of the Company, even if such acquisition or change in control were in the shareholders' interest, including the Ownership Limit, the staggered terms of the Company's Trustees and the ability of the board to issue preferred shares.

                                USE OF PROCEEDS

  Unless otherwise specified in the applicable Prospectus Supplement, the Company intends to invest, contribute or otherwise transfer the net proceeds of any sale of Securities to the Operating Partnership, which would use such net proceeds for general business purposes, including, without limitation, the development and acquisition of additional properties and other acquisition transactions as suitable opportunities arise, the repayment of certain debt outstanding at such time, capital expenditures, improvements to certain properties in the Company's portfolio, working capital and other general purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The Company's ratio of earnings to fixed charges for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1996 was 1.31, 2.24, 1.92 and 2.39, respectively.

  The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) before gains from sales of property and extraordinary items plus fixed charges. Fixed charges consist of interest expense (including interest costs capitalized) and the amortization of debt issuance costs. To date, the Company has not issued any Preferred Shares; therefore, the ratios of earnings to combined fixed charges and preferred share dividends are unchanged from the ratios presented in this section.

  Prior to completion of the Company's IPO, certain of the predecessor entities to the Company operated in a highly leveraged manner. As a result, although the Properties have historically generated positive net cash flow, the combined financial statements of the predecessor entities for the fiscal years ended December 31, 1992 and 1991 show net losses. Consequently, the computation of the ratio of earnings to fixed charges for such periods indicates that earnings were inadequate to cover fixed charges by approximately $0.8 million and $3.4 million for the years ended December 31, 1992 and 1991, respectively.

  The reorganization and recapitalization of the Company effected in connection with the IPO permitted the Operating Partnership to deleverage the Properties significantly, resulting in an improved ratio of earnings to fixed charges for periods subsequent to the IPO.

                        DESCRIPTION OF DEBT SECURITIES

  The following description sets forth certain general terms and provisions of the Debt Securities to which this Prospectus and any applicable Prospectus Supplement may relate. The particular terms of the Debt Securities being offered and the extent to which such general provisions may apply will be set forth in the applicable Indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating to such Debt Securities. The Forms of the Senior Indenture (as defined herein) and the Subordinated Indenture (as defined herein) have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

  The Debt Securities will be direct, unsecured obligations of the Company and may be either senior Debt Securities ("Senior Securities") or subordinated Debt Securities ("Subordinated Securities"). The Debt Securities will be issued under one or more indentures (the "Indentures"). Senior Securities and Subordinated Securities will be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (a "Trustee"). The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities. All section references appearing herein are to sections of each Indenture unless otherwise indicated and capitalized terms used but not defined below shall have the respective meanings set forth in each Indenture.

  The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company as described under "--Subordination."

  Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating thereto, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Trustees of the Company or as established in the applicable Indenture or in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

  It is anticipated that each Indenture will provide that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

  The Prospectus Supplement relating to any series of Debt Securities being offered will contain the specific terms thereof, including, without limitation:

    (1) The title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

    (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

    (3) The percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

    (4) If convertible in whole or in part into Common Shares or Preferred Shares, the terms on which such Debt Securities are convertible, including the initial conversion price or rate (or method for determining the same), the portion that is convertible and the conversion period, and any applicable limitations on the ownership or transferability of the Common Shares or Preferred Shares receivable on conversion;

    (5) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

    (6) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

    (7) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

    (8) The place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

    (9) The period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have such an option;

    (10) The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which or the date and dates on which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

    (11) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (12) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

    (13) Any additions to, modifications of or deletions from the terms of such Debt Securities with respect to Events of Default or covenants set forth in the applicable Indenture;

    (14) Whether such Debt Securities will be issued in certificate or book-entry form;

    (15) Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

    (16) The applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the applicable Indenture;

    (17) Whether and under what circumstances the Company will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

    (18) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture (Section 301).

  The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

  Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto, the applicable Indenture will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Restrictions on ownership and transfers of the Company's Common Shares and Preferred Shares are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Preferred Shares of Beneficial Interest--Restrictions on Ownership" and "Description of Common Shares of Beneficial Interest-- Restrictions on Transfer." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

  "Significant Subsidiary" means any Subsidiary that is a "significant subsidiary" (within the meaning of Regulation S-X promulgated under the Securities Act) of the Company.

  "Subsidiary" means a corporation or a partnership a majority of the outstanding voting stock or partnership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

  Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

  Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

  Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable regular record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

  Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

  Neither the Company nor any Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section
305).

MERGER, CONSOLIDATION OR SALE

  The Company will be permitted to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or Subsidiary at the time of such transaction, no Event of Default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to each Trustee (Sections 801 and 803).

CERTAIN COVENANTS

  Existence. Except as described above under "Merger, Consolidation or Sale", the Company will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (by declaration of trust, by-laws and statute) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities.

  Maintenance of Properties. The Company will be required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (Section 1007).

  Insurance. The Company will be required to, and will be required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service (Section 1008).

  Payment of Taxes and Other Claims. The Company will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009).

  Provision of Financial Information. Whether or not the Company is subject to
Section 13 or 15(d) of the Exchange Act, the Company will be required, to the extent permitted under the Exchange Act, to file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Sections 13 or 15(d) if the Company were so subject (the "Financial Information"), such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company also will in any event (x) within 15 days of each Required Filing Date (i) to transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the Financial Information and (ii) to file with the Trustee copies of the Financial Information, and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, to supply copies of such documents to any prospective Holder (Section 1010).

ADDITIONAL COVENANTS AND/OR MODIFICATION TO THE COVENANTS DESCRIBED ABOVE

  Any additional covenants of the Company and/or modifications to the covenants described above with respect to any Debt Securities or series thereof, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable Indenture or an indenture supplemental thereto and described in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

  Each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of the Company contained in the applicable Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (v) default in the payment of an aggregate principal amount exceeding $10,000,000 of any indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or either of its property; and (vii) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501).

  If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% of the principal amount of the Outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable

Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under any Indenture, as the case may
be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture (Section
502). Each Indenture also will provide that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

  Each Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such Holders (Section 601).

  Each Indenture will provide that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the cases of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

  Subject to provisions in each Indenture relating to its duties in case of default, no Trustee will be under any obligation to exercise any of its rights or powers under an Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

  Within 120 days after the close of each fiscal year, the Company will be required to deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).

MODIFICATIONS OF THE INDENTURES

  Modifications and amendments of an Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued under such Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal or premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

  The Holders of not less than a majority in principal amount of Outstanding Debt Securities of each series affected thereby will have the right to waive compliance by the Company with certain covenants in such Indenture (Section
1013).

  Modifications and amendments of an Indenture will be permitted to be made by the Company and the respective Trustee thereunder without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under such Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of an Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities;
(vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Shares or Preferred Shares of the Company;
(viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series issued under such Indenture in any material respect; or (x) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

  Each Indenture will provide that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that shall be deemed Outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the applicable Indenture, and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.

  Each Indenture will contain provisions for convening meetings of the Holders of Debt Securities of a series (Section 501). A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum.

  Notwithstanding the foregoing provisions, each Indenture will provide that if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting, and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

SUBORDINATION

  Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Subordinated Securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all Senior Debt (Sections 1601 and 1602 of the Subordinated Indenture), but the obligation of the Company to make payment of the principal and interest on such Subordinated Securities will not otherwise be affected (Section 1608 of the Subordinated Indenture). No payment of principal or interest will be permitted to be made on Subordinated Securities at any time if a default on Senior Debt exists that permits the Holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Company receives notice of the default (Section 1602 of the Subordinated Indenture). After all Senior Debt is paid in full and until the Subordinated Securities are paid in full, Holders will be surrogated to the right of Holders of Senior Debt to the extent that distributions otherwise payable to Holders have been applied to the payment of Senior Debt (Section 1607 of the Subordinated Indenture). By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than Holders of Subordinated Securities.

  Senior Debt will be defined in the Subordinated Indenture as the principal of and interest on, or substantially similar payments to be made by the Company in respect of, the following, whether outstanding at the date of execution of the applicable Indenture or thereafter incurred, created or assumed: (i) indebtedness of the Company for money borrowed or represented by purchase-money obligations, (ii) indebtedness of the Company evidenced by notes, debentures, or bonds or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement, (iii) obligations of the Company as lessee under leases of property either made as part of any sale and leaseback transaction to which the Company is a party or otherwise, (iv) indebtedness of partnerships and joint ventures which is included in the consolidated financial statements of the Company, (v) indebtedness, obligations and liabilities of others in respect of which the Company is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Company has agreed to purchase or otherwise acquire, and (vi) any binding commitment of the Company to fund any real estate investment or to fund any investment in any entity making such real estate investment, in each case other than (1) any such indebtedness, obligation or liability referred to in clauses (i) through (vi) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks pari passu with the Subordinated Securities, (2) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated, and (3) the Subordinated Securities. As used in the preceding sentence, the term "purchase money obligations" shall mean indebtedness or obligations evidenced by a note, debenture, bond or other instrument (whether or not secured by any lien or other security interest but excluding indebtedness or obligations for which recourse is limited to the property purchased) issued or assumed as all or a part of the consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise, but shall not include any trade accounts payable. There will not be any restrictions in an Indenture relating to Subordinated Securities upon the creation of additional Senior Debt.

  If this Prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will contain the approximate amount of Senior Debt outstanding as of the end of the Company's most recent fiscal quarter.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  The Company may be permitted under the applicable Indenture to discharge certain obligations to Holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

  Each Indenture will provide that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to
Section 301 of such Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities, and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under certain specified sections of Article Ten of such Indenture as specified in the applicable Prospectus

Supplement and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

  Such a trust will only be permitted to be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture (Section
1404).

  "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the Holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101 of each Indenture).

  Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

  In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "Events of Default, Notice and Waiver" with respect to certain specified sections of Article Ten of each Indenture (which sections would no longer be applicable to such Debt Securities as a result of such covenant defeasance) or described in clause (vii) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

  The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

  The terms and conditions, if any, upon which the Debt Securities are convertible into Common Shares or Preferred Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Shares or Preferred Shares, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

REDEMPTION OF SECURITIES

  The Indenture provides that the Debt Securities may be redeemed at any time at the option of the Company, in whole or in part, at the Redemption Price, except as may otherwise be provided in connection with any Debt Securities or series thereof.

  From and after notice has been given as provided in the Indenture, if funds for the redemption of any Debt Securities called for redemption shall have been made available on such redemption date, such Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the Holders of the Debt Securities will be to receive payment of the Redemption Price.

  Notice of any optional redemption of any Debt Securities will be given to Holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Debt Securities held by such Holder to be redeemed.

  If the Company elects to redeem Debt Securities, it will notify the Trustee at least 45 days prior to the redemption date (or such shorter period as satisfactory to the Trustee) of the aggregate principal amount of Debt Securities to be redeemed and the redemption date. If less than all the Debt Securities are to be redeemed, the Trustee shall select the Debt Securities to be redeemed pro rata, by lot or in such manner as it shall deem fair and appropriate.

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depository identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

            DESCRIPTION OF PREFERRED SHARES OF BENEFICIAL INTEREST

  The Company is authorized to issue 50,000,000 shares of beneficial interest, which may include Preferred Shares. As of November 1, 1996, there were no Preferred Shares outstanding.

  Under the Company's Declaration of Trust, the Board of Trustees may from time to time establish and issue one or more series of Preferred Shares. The Trustees may classify or reclassify any unissued Preferred Shares by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series.

THE BOARD OF TRUSTEES

  The following description of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Declaration of Trust and the Company's bylaws (the "Bylaws").

GENERAL

  The Board of Trustees is empowered by the Company's Declaration of Trust to designate and issue from time to time one or more series of Preferred Shares without shareholder approval. The Board of Trustees may determine the relative rights, preferences and privileges of each series of Preferred Shares so issued. Because the Board of Trustees has the power to establish the preferences and rights of each series of Preferred Shares, it may afford the holders of any series of Preferred Shares preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Shares. The Preferred Shares will, when issued, be fully paid and nonassessable.

  The Prospectus Supplement relating to any Preferred Shares offered thereby will contain the specific terms thereof, including, without limitation:

    (l) The title and stated value of such Preferred Shares;

    (2) The number of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

    (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

    (4) The date from which dividends on such Preferred Shares shall accumulate, if applicable;

    (5) The procedures for any auction and remarketing, if any, for such Preferred Shares;

    (6) The provision for a sinking fund, if any, for such Preferred Shares;

    (7) The provision for redemption, if applicable, of such Preferred
  Shares;

    (8) Any listing of such Preferred Shares on any securities exchange;

    (9) The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof);

    (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares;

    (11) A discussion of federal income tax considerations applicable to such Preferred Shares;

    (12) The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    (13) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

    (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

  Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Shares of the Company, and to all equity securities ranking junior to such Preferred Shares; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Shares. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

  Holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Trustees of the Company, out of assets of the Company legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable Prospectus Supplement) at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Trustees of the Company.

  Dividends on any series of Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trustees of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are non-cumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

  Unless otherwise specified in the Prospectus Supplement, if any Preferred Shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on any capital shares of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share of Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

  Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other capital shares ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution upon the Common Shares, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor shall any Common Shares, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital shares of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

REDEMPTION

  If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

  The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of capital shares of the Company, the terms of such Preferred Shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the applicable capital shares of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

  Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends of the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Shares of any series shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series. In addition, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series.

  If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number and series of Preferred Shares to be redeemed; (iii) the redemption to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all of the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of capital shares of the Company ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Shares shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital shares of the Company ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

  Holders of Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

  Whenever dividends on any Preferred Shares shall be in arrears for six or more consecutive quarterly periods, the holders of such Preferred Shares (voting separately as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Trustees of the Company at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until (i) if such series of Preferred Shares has a cumulative dividend, all dividends accumulated on such shares of Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Shares do not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees of the Company will be increased by two Trustees.

  Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of each series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital shares ranking prior to such series of Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital shares of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Declaration of Trust or the Designating Amendment for such series of Preferred Shares, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Shares and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Preferred Shares of such series shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

  The terms and conditions, if any, upon which any series of Preferred Shares is convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Shares.

SHAREHOLDER LIABILITY

  As discussed below under "Description of Common Shares of Beneficial Interest--General," applicable Alabama law provides that no shareholder, including holders of Preferred Shares, shall be personally liable for the acts and obligations of the Company and that the funds and property of the Company shall be the only recourse for such acts or obligations.

RESTRICTIONS ON OWNERSHIP

  As discussed below under "Description of Common Shares of Beneficial Interest--Ownership Limits," for the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Shares of the Company. Therefore, the Designating Amendment for each series of Preferred Shares may contain provisions restricting the ownership and transfer of Preferred Shares.

REGISTRAR AND TRANSFER AGENT

  The Registrar and Transfer Agent for the Preferred Shares will be set forth in the applicable Prospectus Supplement.

              DESCRIPTION OF COMMON SHARES OF BENEFICIAL INTEREST

GENERAL

  The authorized capital stock of the Company of 50,000,000 shares includes common shares of beneficial interest, $.01 par value per share ("Common Shares"). The outstanding Common Shares entitle the holder to one vote on all matters presented to shareholders for a vote. Holders of Common Shares have no preemptive rights. At December 1, 1996, there were 17,660,527 Common Shares outstanding.

  Common Shares currently outstanding are listed for trading on the New York Stock Exchange (the "NYSE"). The Company will apply to the NYSE to list the additional Common Shares to be sold pursuant to any Prospectus Supplement, and the Company anticipates that such shares will be so listed.

  Both Alabama statutory law governing real estate investment trusts organized under the laws of that state (the "Alabama REIT Law") and the Company's Declaration of Trust provide that no shareholder of the Company will be personally liable for any obligations of the Company. The Company's Bylaws further provide that the Company shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder, and that the Company shall reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. In addition, it will be the Company's policy to include a clause in its contracts which provides that shareholders assume no personal liability for obligations entered into on behalf of the Company. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholder may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company will carry public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

  Subject to such preferential rights as may be granted by the Board of Trustees in connection with the future issuance of Preferred Shares, holders of Common Shares are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive ratably such dividends as may be declared on the Common Shares by the Board of Trustees in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Shares are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of Preferred Shares. Holders of Common Shares have no subscription, redemption, conversion or preemptive rights. Matters submitted for shareholder approval generally require a majority vote of the shares present and voting thereon.

  Advance Notice of Trustee Nominations and New Business. The Bylaws of the Company provide that, with respect to an annual meeting of shareholders, the proposal of business to be considered by shareholders may be made only (i) by or at the direction of the Board of Trustees or (ii) by a shareholder who has complied with the advance notice procedures set forth in the Bylaws. In addition, with respect to any meeting of shareholders, nominations of persons for election to the Board of Trustees may be made only (i) by or at the direction of the Board of Trustees or (ii) by any shareholder of the Company who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

RESTRICTIONS ON TRANSFER

  Ownership Limits. The Company's Declaration of Trust contains certain restrictions on the number of Common Shares that individual shareholders may own. For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding Common Shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. The Common Shares must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company intends to maintain its qualification as a REIT, the Declaration of Trust of the Company contains restrictions on the ownership and transfer of Common Shares intended to ensure compliance with these requirements.

  Subject to certain exceptions specified in the Declaration of Trust, no holder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 5% (the "Common Shares Ownership Limit") of the issued and outstanding Common Shares. Members of the Lowder family (which includes Thomas and James Lowder, members of their family and various corporations and partnerships owned by them) are not subject to the Common Shares Ownership Limit, but they are prohibited from acquiring additional Common Shares if, as a result of such acquisition, a single member of the Lowder family would be considered to own beneficially more than 29% of the outstanding Common Shares, or any two members of the Lowder family would be considered to own beneficially more than 34% of the outstanding Common Shares, or any three members of the Lowder family would be considered to own beneficially more than 39% of the outstanding Common Shares or any four members of the Lowder family would be considered to own beneficially more than 44% of the outstanding Common Shares (the "Excluded Holder Limit"). In addition, they are prohibited from acquiring any Common Shares if such acquisition would cause five beneficial owners of Common Shares to beneficially own in the aggregate more than 50% in value of the outstanding Common Shares.

  In addition to the foregoing ownership limits, no holder may own, directly or by attribution, more than 9.8% of the issued and outstanding Common Shares and Preferred Shares on a combined basis (the "Aggregate Ownership Limit"). Also, no holder may own, directly or by attribution, more than 9.8% of any class or series of Preferred Shares (the "Preferred Shares Ownership Limit"). (The Common Shares Ownership Limit, the Excluded Holder Limit, the Preferred Shares Ownership Limit and the Aggregate Ownership Limit are referred to collectively herein as the "Ownership Limits".)

  The Board of Trustees may increase the Ownership Limits from time to time, but may not do so to the extent that after giving effect to such increase five beneficial owners of shares could beneficially own in the aggregate more than 49% of the outstanding Shares. The Board of Trustees may, with a ruling from the IRS or an opinion of counsel satisfactory to it, waive the Ownership Limits with respect to a holder if such holder's ownership will not then or in the future jeopardize the Company's status as a REIT.

  Excess Shares. If any person owns, either directly or constructively under the applicable attribution rules of the Code, Shares in excess of any of the Ownership Limits (which include limits where the acquisition or ownership of Shares would cause the Company to fail to qualify as a REIT), such person will be deemed to have exchanged the Shares that cause an Ownership Limit to be exceeded for an equal number of Excess Shares. The Excess Shares will not be deemed issued to the person who exceeded the Ownership Limit, but instead will be held by the Company as trustee of a trust for the exclusive benefit of a transferee (or transferees) to be designated by the Company, provided that such designee is a person to whom an equal number of Shares could be transferred without violating the Ownership Limits. In addition, any purported transfer of Shares which would cause the transferee to hold Shares in excess of the Ownership Limits, shall be null and void. In such cases, the intended transferee will acquire no rights or economic interest in the Shares, and the transferor will be deemed instead to have transferred such Shares to the Company in exchange for Excess Shares, which will be deemed to be held by the Company as trustee of a trust for the exclusive benefit of the person or persons to whom the Shares can be transferred without violating the Ownership Limits. The Company generally must designate a transferee within 30 days of an event which results in the deemed exchange for Excess Shares.

  A person who holds or acquires Shares that shall have been deemed exchanged for Excess Shares will not be entitled to vote the Excess Shares and will not be entitled to receive any distributions (any distribution paid on Shares prior to the discovery by the Company that such Shares have been exchanged for Excess Shares shall be repaid to the Company upon demand, and any distribution declared but unpaid shall be rescinded). Such person shall be entitled to receive consideration paid by the Company's designated transferee in an amount that is equal to the lesser of (i) in the case of a deemed exchange for Excess Shares resulting from a transfer for value, the price paid for the Shares in such transfer, or, in the case of a deemed exchange for Excess Shares resulting from some other event, the market price, on the date of the deemed exchange, of the Shares deemed exchanged, and (ii) the market price of the Shares for which such Excess Shares are deemed to be exchanged, on the date of the designation of the transferee. Any amount paid by the designated transferee in excess of the amount described in the preceding sentence will be paid to the Company. For these purposes, the market price on a given date is determined by reference to the average closing price of the Shares for the five preceding days. The Excess Shares so transferred will automatically be deemed to be exchanged for Shares. Excess Shares may be purchased by the Company for the lesser of (i) in the case of a deemed exchange for Excess Shares resulting from a transfer for value, the price paid for the Shares in such transfer, or, in the case of a deemed exchange for Excess Shares resulting from some other event, the market price, on the date of the deemed exchange, of the Shares deemed exchanged, and (ii) the market price of the Shares for which such Excess Shares are deemed to be exchanged, on the date the Company purchases the Excess Shares.

  The Board of Trustees has the authority at any time to waive the requirement that Excess Shares be issued or be deemed outstanding in accordance with the provisions of the Declaration of Trust if the issuance of such Excess Shares or the fact that such Excess Shares are deemed to be outstanding would in the opinion of counsel be satisfactory to jeopardize the status of the Company as a REIT for Federal income tax purposes.

  All certificates representing Common Shares will bear a legend referring to the restrictions described above.

  Every owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding Common Shares must file a written notice with the Company containing the information specified in the Declaration of Trust no later than December 31 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in good faith in order to determine the Company's status as a REIT.

REGISTRAR AND TRANSFER AGENT

  The Registrar and Transfer Agent for the Common Shares is the First National Bank of Boston.

                     DESCRIPTION OF COMMON SHARE WARRANTS

  The Company may issue Common Share Warrants for the purchase of Common Shares. Common Share Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Common Share Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Common Share Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Share Warrants. The following sets forth certain general terms and provisions of the Common Share Warrants offered hereby. Further terms of the Common Share Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

  The applicable Prospectus Supplement will describe the terms of the Common Share Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following:

    (1) The title of such Common Share Warrants;

    (2) The aggregate number of such Common Share Warrants;

    (3) The price or prices at which such Common Share Warrants will be issued;

    (4) The designation, number and terms of the Common Shares purchasable upon exercise of such Common Share Warrants;

    (5) The designation and terms of the other Securities offered thereby with which such Common Share Warrants are issued and the number of such Common Share Warrants issued with each such Security offered thereby;

    (6) The date, if any, on and after which such Common Share Warrants and the related Common Stock will be separately transferable;

    (7) The price at which each of the Common Shares purchasable upon exercise of such Common Share Warrants may be purchased;

    (8) The date on which the right to exercise such Common Share Warrants shall commence and the date on which such right shall expire;

    (9) The minimum or maximum number of such Common Share Warrants which may be exercised at any one time;

    (10) Information with respect to book entry procedures, if any;

    (11) A discussion of certain federal income tax considerations; and

    (12) Any other terms of such Common Share Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Share Warrants.


                       FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

  The following is a description of certain Federal income tax consequences to the Company and the holders of Common Shares, Preferred Shares and Common Share Warrants of the treatment of the Company as a REIT under applicable provisions of the Code. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of Federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws. As used in this section, the term "Company" refers solely to Colonial Properties Trust.

  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

  General. The Company, which is considered a corporation for Federal income tax purposes, has elected to be taxed as a REIT under Sections 856 through 860 of the Code effective as of its taxable year ending December 31, 1993. The Company believes that it is organized and has operated in a manner so as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company has operated in a manner so as to qualify as a REIT or that it will continue to operate in such a manner in the future. Qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code on REITs, some of which are summarized below. While the Company intends to operate so that it qualifies as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances of the Company, no assurance can be given that the Company satisfies such tests or will continue to do so. See "--Failure to Qualify" below.

  The following is a general summary of the Code provisions that govern the Federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof.

  If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on net income that it currently distributes to shareholders. However, the Company will be subject to Federal income tax on any income that it does not distribute and will be subject to Federal income tax in certain circumstances on certain types of income even though that income is distributed.

  Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest; (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) that during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company's Declaration of Trust contains restrictions regarding the transfer of its Common Shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. See "Description of Shares of Beneficial Interest--Restrictions on Transfer."

  Income Tests. In order to maintain qualification as a REIT, there are three gross income requirements that must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income

(excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year.

  Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions (related to the identity of the tenant, the computation of the rent payable, and the nature of the property leased) are met. The Company does not anticipate receiving rents in excess of 1% of gross revenue that fail to meet these conditions. In addition, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental space for occupancy only and are not otherwise considered "rendered to the occupant." The Management Partnership, which is not an "independent contractor," provides certain services with respect to the Properties, but the Company believes that all such services should be considered "usually or customarily rendered" in connection with the rental of space for occupancy only, although there is no assurance that the IRS might not contend otherwise. If the Operating Partnership contemplates providing services in the future that reasonably might be expected not to meet the "usual or customary" standard, it will arrange to have such services provided by an independent contractor from which the Operating Partnership will receive no income.

  The Operating Partnership and/or the Management Partnership may receive fees in consideration of the performance of property management services with respect to certain Properties not owned entirely by the Operating Partnership. A portion of such fees (corresponding to that portion of a Property owned by a third- party) will not qualify under the 75% or 95% gross income test. The Operating Partnership also may receive certain other types of income with respect to the Properties it owns that will not qualify for the 75% or 95% gross income test. In addition, dividends on the Company's stock in the Management Corporation and its share of interest on the Management Corporation note will not qualify under the 75% gross income test. The Company believes, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on nonqualifying income under the 75% and 95% gross income tests.

  If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, however, a tax would be imposed with respect to the "excess net income" attributable to the failure to satisfy the 75% and 95% gross income tests.

  Asset Tests. At the close of each quarter of its taxable year, the Company also must satisfy three tests relating to the nature of its assets: (i) at least 75% of the value of the Company's total assets must be represented by "real estate assets", cash, cash items and government securities; (ii) not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class; and (iii) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another REIT) owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another REIT). The Company owns 100% of the nonvoting stock and l% of the voting stock of the Management Corporation. In addition, the Operating Partnership owns a note issued by the Management Corporation, and by virtue of its ownership of Units, the Company is considered to own its pro rata share of the note of the

Management Corporation. Neither the Company nor the Operating Partnership, however, own more than 10% of the voting securities of the Management Corporation. In addition, the Company and its senior management believe that the Company's pro rata share of the value of the securities of the Management Corporation (taking into account both the stock of the Management Corporation held directly and the Company's pro rata share of the note of the Management Corporation held by the Operating Partnership) do not exceed 5% of the total value of the Company's assets. There can be no assurance, however, that the IRS might not contend either that the value of the securities of the Management Corporation held by the Company (directly and through the Operating Partnership) exceeds the 5% value limitation or that the nonvoting stock of the Management Corporation owned by the Operating Partnership should be considered "voting stock" for this purpose.

  The 5% value requirement must be satisfied each time the Company increases its ownership of securities of the Management Corporation (including as a result of increasing its interest in the Operating Partnership as limited partners exercise their redemption rights or, for example, as a result of investing the proceeds of sales of Common Shares in the Operating Partnership). Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Company's overall interest in the Management Corporation.

  Annual Distribution Requirements. To qualify as a REIT, the Company generally must distribute to its shareholders at least 95% of its income each year. In addition, the Company will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates and also may be subject to a 4% excise tax on undistributed income in certain events.

  The Company believes that it has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements. In that event, CPHC may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowing to permit the payments of required dividends.

  Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF HOLDERS OF COMMON SHARES

  Taxation of Taxable Domestic Shareholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. For purposes of determining whether distributions on the Common Shares are out of current or accumulated earnings and profits, the earnings and profits of the Company will be allocated first to Preferred Shares, if any, and second to the Common Shares. There can be no assurance that the Company will have sufficient earnings and profits to cover distributions on any Preferred Shares. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such Common Shares. To the extent that such distributions exceed the adjusted basis of a shareholder's Common Shares, they will be included in income as long-term capital gain (or short-term capital gain if the Common

Shares have been held for one year or less), assuming the Common Shares are a capital asset in the hands of the shareholder.

  In general, a domestic shareholder will realize capital gain or loss on the disposition of Common Shares equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and (ii) the shareholder's adjusted basis of such Common Shares. Such gain or loss generally will constitute long-term capital gain or loss if the shareholder has held such shares for more than one year. Loss upon a sale or exchange of Common Shares by a shareholder who has held such Common Shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain.

  Under certain circumstances, domestic shareholders may be subject to backup withholding at the rate of 31% with respect to dividends paid.

  Taxation of Tax-Exempt Shareholders. The Company does not expect that distributions by the Company to a shareholder that is a tax-exempt entity will constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its Common Shares with "acquisition indebtedness" within the meaning of the Code and the Common Shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

  Taxation of Non-U.S. Shareholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in Common Shares, including any reporting requirements.

  Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such Common Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Common Shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Common Shares as described below (in which case they also may be subject to a 30% branch profits tax if the shareholder is a foreign corporation). If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company.

  For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that is or could be designated by the Company as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

  Gain recognized by a Non-U.S. Shareholder upon a sale of Common Shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company believes that it is a "domestically controlled REIT," and, therefore, that the sale of Common Shares will not be subject to taxation under FIRPTA. If the gain on the sale of Common Shares were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Common Shares would be required to withhold and remit to the IRS 10% of the purchase price.

TAXATION OF HOLDERS OF PREFERRED SHARES OR COMMON SHARE WARRANTS

  Additional Tax Consequences for Holders of Preferred Shares or Common Share Warrants. If the Company offers one or more series of Preferred Shares or Common Share Warrants, then there may be tax consequences for the holders of such Securities not discussed herein. For a discussion of any such additional consequences, see the applicable Prospectus Supplement.

OTHER TAX CONSIDERATIONS

  Entity Classification. Substantially all of the Company's investments are through the Operating Partnership and the Management Partnership. If either the Operating Partnership or the Management Partnership were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change and would preclude the Company from qualifying as a REIT (see "Taxation of the Company--Income Tests" and "--Asset Tests").

  Prior to January 1, 1997, an organization formed as a partnership or a limited liability company was treated as a partnership for Federal income tax purposes rather than as a corporation only if it had no more than two of the four corporate characteristics that the Treasury Regulations in effect at that time used to distinguish a partnership from a corporation for tax purposes. These four characteristics were (i) continuity of life, (ii) centralization of management, (iii) limited liability and (iv) free transferability of interests. Under final Treasury Regulations which became effective January 1, 1997, the four factor test has been eliminated and an entity formed as a partnership or as a limited liability company will be taxed as a partnership for Federal income tax purposes, unless it specifically elects otherwise. The Regulations provide that the IRS will not challenge the classification of an existing partnership or limited liability company for tax periods prior to January 1, 1997 so long as (1) the entity had a reasonable basis for its claimed classification, (2) the entity and all of its members recognized the federal income tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (3) neither the entity nor any member of the entity had been notified in writing on or before May 8, 1996, that the classification of the entity was under examination by the IRS.

  The Company believes that the Operating Partnership and the Management Partnership each will be treated as a partnership for Federal income tax purposes (and not as an association taxable as a corporation) both under existing Treasury Regulations and under the new Treasury Regulations that will become effective January 1, 1997.

  Tax Allocations with Respect to the Properties. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the Properties and additional appreciated properties that have been contributed to the Operating Partnership since its formation). When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as a "Book-Tax Difference"). The Partnership Agreement requires allocations of income, loss, gain and deduction with respect to the contributed Property be made in a manner consistent with the special rules in section 704(c) of the Code and the regulations thereunder, which allocations will tend to eliminate the Book-Tax Differences with respect to the contributed Properties over the life of the Operating Partnership. However, because of certain technical limitations, the special allocation rules of section 704(c) of the Code may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed Properties in the hands of the Operating Partnership could cause the Company (i) to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to the Company if all Properties were to have a tax basis equal to their fair market value at the time of their contribution to the Operating Partnership, and (ii) possibly to be allocated taxable gain in the event of a sale of such contributed Properties in excess of the economic or book income allocated to the Company as a result of such sale.

  Management Corporation. A portion of the amount distributed by the Company to shareholders comes from the Management Corporation, through dividends on stock to the Operating Partnership held by the Company and payments on the note held by the Operating Partnership. The Management Corporation does not qualify as a REIT and thus pays Federal, state and local income taxes on its net income at normal corporate rates. As a result of interest and amortization deductions, the Management Corporation does not pay significant income taxes currently. There can be no assurance, however, that the IRS will not challenge these deductions. In any event, future increases in the income of the Management Corporation will be subject to income tax. Any Federal, state or local income taxes that the Management Corporation is required to pay will reduce the cash available for distribution by the Company to its shareholders. In addition, as described above, the value of the securities of the Management Corporation held by the Company cannot exceed 5% of the value of the Company's assets at a time when a Partner exercises his redemption right (or the Company otherwise is considered to acquire additional securities of the Management Corporation, including as the result of the sale of Common Shares, Preferred Shares, or Common Share Warrants pursuant to this Prospectus). See "Taxation of the Company--Asset Tests." This limitation may restrict the ability of the Management Corporation to increase the size of its respective business unless the value of the assets of the Company is increasing at a commensurate rate.

  State and Local Taxes. The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Shares, Preferred Shares or Common Share Warrants of the Company.

  The Alabama Real Estate Investment Trust Act (the "Act"), which was enacted in July 1995, generally conforms the treatment of REITs (such as the Company) and qualified REIT subsidiaries (such as CPHC) under Alabama tax law to federal law for tax years beginning after December 31, 1994. In particular, the Act specifically permits REITs to deduct dividends paid in computing taxable income for Alabama income tax purposes. In addition, the Act provides that neither REITs nor qualified REIT subsidiaries will be subject to a tax on the value of their shares in Alabama. Under Alabama law, each beneficiary of a REIT is required to report and pay Alabama tax on its share of the REIT's income to the extent described below. An individual who is an Alabama resident is required to report and pay tax on all of its share of the REIT's income, regardless of the source of that income. An individual who is not resident in Alabama for Alabama state income tax purposes is required to report and pay tax only on income considered to be Alabama source income (i.e., income that would be subject to tax in Alabama if received directly by the individual). For this purpose, however, income derived by a REIT with respect to stock or securities is not considered to be Alabama source income merely because the securities are issued by a corporation organized under Alabama law or doing business in Alabama. Similar treatment applies to a corporate beneficiary of a REIT that is not organized or otherwise engaged in a "trade or business" in Alabama. The Company has received an opinion from special Alabama tax counsel to the effect that so long as the Company's sole assets consist of stock and securities of other corporations (i.e., CPHC and the Management Corporation),
(i) individual shareholders of the Company who are not residents of Alabama for

Alabama state income tax purposes and who do not otherwise receive taxable income from property owned or business transacted in Alabama and (ii) corporate shareholders not organized in Alabama that do not otherwise receive income from sources within, or business transacted in, Alabama will not be required to file tax returns in Alabama or pay tax in Alabama as a result of investing in Common Shares, Preferred Shares or Common Share Warrants of the Company.

  The state of Alabama imposes a franchise tax on corporations organized under Alabama law. The Company is organized as an Alabama real estate investment trust under the Act and believes that it is not subject to the domestic franchise tax. Nevertheless, there can be no assurance that the state of Alabama will not contend that the Alabama franchise tax applies to the Company. Any Alabama franchise tax that the Company is required to pay will reduce the cash available for distribution by the Company to shareholders.

  The Alabama Department of Revenue initiated a tax audit with respect to the Company and CPHC for periods prior to the effective date of the Act. In meetings with the Company and CPHC, the Alabama Department of Revenue initially raised questions about whether the Company was subject to Alabama franchise tax as a Maryland REIT and whether CPHC is entitled to certain substantial deductions claimed by CPHC for Alabama income tax purposes for interest payments made by CPHC to the Company. Under the Act, CPHC will not be subject to a franchise tax liability for tax years beginning after December 31, 1994. The Company is unable at this time to predict whether any liability will result from this audit proceeding or, if so, the amount thereof.

                             PLAN OF DISTRIBUTION

  The Company may sell Securities in or through underwriters for public offer and sale by them, and also may sell Securities offered hereby to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

  Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company may also offer and sell the Securities in exchange for one or more of its then outstanding issues of debt or convertible debt securities. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell Securities upon terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

  Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements to be entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

  If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable

Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

  Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its Subsidiaries in the ordinary course of business.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company's Common Shares are listed on the New York Stock Exchange and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission. The Commission maintains a 'web site' that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is "http://www.sec.gov".

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995 (the "10-K").

    2. The Company's current reports on Form 8-K filed January 22, 1996 and December 18, 1996.

    3. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

    4. The Company's Registration Statement on Form 8-A, which incorporates by reference a description of the Common Shares from the Company's Registration Statement on Form S-11 (File No. 33-65954) including an amendment or report filed for the purpose of updating such description.

  All documents filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

  The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Douglas B. Nunnelley, the Company's Senior Vice President and Chief Financial Officer at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, telephone number (205) 250-8700.

                                 LEGAL MATTERS

  The legality of the Debt Securities, the Preferred Shares, the Common Shares and the Common Share Warrants offered hereby and certain tax matters will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain Alabama tax matters will be passed on for the Company by Sirote & Permutt, P.C., Birmingham, Alabama.

                                    EXPERTS

  The consolidated and combined financial statements and the related financial statement schedules of the Company for the years ended December 31, 1995, 1994, and 1993, which are included in the Company's Form 10-K (incorporated herein by reference); the combined historical summary of revenues and direct operating expenses of Acquired Properties--Crowne Chase Apartments and Crowne Point Apartments for the year ending December 31, 1995; the historical summary of revenues and direct operating expenses of Acquired Property--Northdale Court for the year ended December 31, 1995; the historical summary of revenues and direct operating expenses of Acquired Property--Wekiva RiverWalk for the year ended December 31, 1995; the historical summary of revenues and direct operating expenses of Acquired Property--Bardmoor Village for the year ended December 31, 1995; and the historical summary of revenues and direct operating expenses of Acquired Property--Island Walk for the year ended December 31, 1995; all of which are included in the Company's Form 8-K filed with the Commission on December 18, 1996 (incorporated herein by reference), have been incorporated by reference herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

  The historical summary of revenues and direct operating expenses of Acquired Property--Briarcliffe Mall for the year ended December 31, 1995, which is included in the Company's Form 8-K filed with the Commission on December 18, 1996 (incorporated herein by reference), has been audited by Margolin, Winer & Evens LLP, independent accountants, and is included herein in reliance upon the authority of said firm as experts in accounting and auditing.

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 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLI-CATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PRO-SPECTUS SUPPLEMENT OR IN THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                          PAGE
                                                                          ----
Prospectus Supplement Summary............................................  S-3
Recent Developments......................................................  S-7
The Company.............................................................. S-10
Use of Proceeds.......................................................... S-12
Capitalization........................................................... S-13
Selected Financial and Operating Information............................. S-14
Management's Discussion and Analysis of Financial Condition and Results
 of Operations........................................................... S-15
Properties............................................................... S-16
Description of Series A Preferred Shares................................. S-22
Certain Federal Income Tax Considerations................................ S-26
Management............................................................... S-29
Underwriting............................................................. S-30
Legal Matters............................................................ S-31
Special Note Regarding Forward-Looking Statements........................ S-31

                                  PROSPECTUS

The Company..............................................................    2
Risk Factors.............................................................    3
Use of Proceeds..........................................................    7
Ratios of Earnings to Fixed Charges......................................    7
Description of Debt Securities...........................................    7
Description of Preferred Shares of Beneficial Interest...................   19
Description of Common Shares of Beneficial Interest......................   24
Description of Common Share Warrants.....................................   27
Federal Income Tax Considerations........................................   27
Plan of Distribution.....................................................   34
Available Information....................................................   35
Incorporation of Certain Documents by Reference..........................   35
Legal Matters............................................................   36
Experts..................................................................   36

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                               5,000,000 SHARES


                 [LOGO COLONIAL PROPERTIES TRUST APPEARS HERE]

                          8 3/4% SERIES A CUMULATIVE
                          REDEEMABLE PREFERRED SHARES
                          (PAR VALUE $.01 PER SHARE)
                   (LIQUIDATION PREFERENCE $25.00 PER SHARE)

                                ---------------

                             PROSPECTUS SUPPLEMENT

                                ---------------

                              MERRILL LYNCH & CO.
                                LEHMAN BROTHERS
                          MORGAN STANLEY DEAN WITTER
                               SMITH BARNEY INC.

                               NOVEMBER 3, 1997

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